CREDIT AGREEMENT

BY AND AMONG

NORSTAN, INC.

U.S.  BANK NATIONAL ASSOCIATION

HARRIS TRUST AND SAVINGS BANK

M&I MARSHALL & ILSLEY BANK

WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION

Table of Contents

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS
Section 1.1	Defined Terms.
Section 1.2	Accounting Terms and Calculations.
Section 1.3	Computation of Time Periods.
Section 1.4	Other Definitional Terms.
ARTICLE II TERMS OF THE CREDIT FACILITIES
Section 2.1	Lending Commitments; Purposes.
Section 2.2	Procedure for Revolving Loans.
Section 2.3	Notes.
Section 2.4	Interest Rates, Interest Payments and Default Interest.
Section 2.5	Repayment; Payment to Holding Account.
Section 2.6	Mandatory and Optional Prepayments.
Section 2.7	Issuance and Renewal of Letter of Credit Drawings; Repayments; Bank Participations.
Section 2.8	Optional Reduction of Revolving Commitment Amounts or Termination of Revolving Commitments.
Section 2.9	Unused Revolving Commitment Fees.
Section 2.10	Letter of Credit Fees.
Section 2.11	Computation.
Section 2.12	Certain Fees.
Section 2.13	Payments.
Section 2.14	Revolving Commitment Ending Date.
Section 2.15	Use of Loan Proceeds.
Section 2.16	Capital Adequacy.
Section 2.17	Collection of Accounts and Payments.
ARTICLE III CONDITIONS PRECEDENT
Section 3.1	Conditions of Initial Loans.
Section 3.2	Conditions Precedent to all Loans.
ARTICLE IV REPRESENTATIONS AND WARRANTIES
Section 4.1	Organization, Standing, Etc.
Section 4.2	Authorization and Validity.
Section 4.3	No Conflict; No Default.
Section 4.4	Government Consent.
Section 4.5	Financial Statements and Condition.
Section 4.6	Litigation.
Section 4.7	Environmental, Health and Safety Laws.
Section 4.8	ERISA.
Section 4.9	Federal Reserve Regulations.
Section 4.10	Title to Property; Leases; Liens; Subordination.
Section 4.11	Taxes.
Section 4.12	Trademarks, Patents.
Section 4.13	Burdensome Restrictions.
Section 4.14	Force Majeure.
Section 4.15	Investment Company Act.
Section 4.16	Public Utility Holding Company Act.
Section 4.17	Retirement Benefits.
Section 4.18	Full Disclosure.
Section 4.19	Subsidiaries.
Section 4.20	Primary Distribution Facilities.

Section 4.21	Not less than 90% of the aggregate Inventory (determined at cost) of the Borrower and the Subsidiaries is stored at the Primary Distribution Facilities.
ARTICLE V AFFIRMATIVE COVENANTS
Section 5.1	Financial Statements and Reports.
Section 5.2	Corporate Existence.
Section 5.3	Insurance.
Section 5.4	Payment of Taxes and Claims.
Section 5.5	Inspection.
Section 5.6	Maintenance of Properties.
Section 5.7	Books and Records.
Section 5.8	Compliance.
Section 5.9	Notice of Litigation.
Section 5.10	ERISA.
Section 5.11	Environmental Matters; Reporting.
Section 5.12	Landlord Waivers.
Section 5.13	First Intercreditor Agreement.
Section 5.14	Restructuring Plan.
Section 5.15	Canadian Perfection Instruments. Within 1- days of any written request by the Agent or its counsel, the Borrower shall, or will cause any applicable Subsidiary to execute and deliver to the Agent (a) such documents or instruments in a form prescribed by the Agent to perfect the Agent’s security interest in any Collateral located in Canada or any province thereof.
ARTICLE VI NEGATIVE COVENANTS
Section 6.1	Merger.
Section 6.2	Sale of Assets.
Section 6.3	Plans.
Section 6.4	Change in Nature of Business.
Section 6.5	Subsidiaries.
Section 6.6	Negative Pledges; Subsidiary Restrictions.
Section 6.7	Restricted Payments.
Section 6.8	Capital Expenditures.
Section 6.9	Subordinated Debt.
Section 6.10	Investments.
Section 6.11	Indebtedness.
Section 6.12	Liens.
Section 6.13	Contingent Obligations.
Section 6.14	Transactions with Affiliates.
Section 6.15	Intentionally Omitted.
Section 6.16	Minimum EBITDA.
Section 6.17	Cash Flow Leverage Ratio.
Section 6.18	Adjusted Leverage Ratio.
Section 6.19	[Interest Coverage Ratio.
Section 6.20	Loan Proceeds.
Section 6.21	Ericsson Documents.
ARTICLE VII EVENTS OF DEFAULT AND REMEDIES`
Section 7.1	Events of Default.
Section 7.2	Remedies.
Section 7.3	Offset.
ARTICLE VIII THE AGENT
Section 8.1	Appointment and Authorization.
Section 8.2	Note Holders.
Section 8.3	Consultation With Counsel.
Section 8.4	Loan Documents.
Section 8.5	U.S. Bank and Affiliates.
Section 8.6	Action by Agent.
Section 8.7	Credit Analysis.
Section 8.8	Notices of Event of Default, Etc.
Section 8.9	Indemnification.
Section 8.10	Payments and Collections.
Section 8.11	Sharing of Payments.
Section 8.12	Advice to Banks.
Section 8.13	Resignation.
Section 8.14	Defaulting Bank.

ARTICLE IX MISCELLANEOUS
Section 9.1	Modifications.
Section 9.2	Expenses.
Section 9.3	Waivers, etc.
Section 9.4	Notices.
Section 9.5	Taxes.
Section 9.6	Successors and Assigns; Disposition of Loans; Transferees.
Section 9.7	Confidentiality of Information.
Section 9.8	Governing Law and Construction.
Section 9.9	Consent to Jurisdiction.
Section 9.10	Survival of Agreement.
Section 9.11	Indemnification.
Section 9.12	Captions.
Section 9.13	Entire Agreement.
Section 9.14	Counterparts.
Section 9.15	Borrower Acknowledgements.
Section 9.16	Effect of Existing Credit Agreement.
Section 9.17	Reaffirmation of Security Documents.
Section 9.18	General Release.
Section 9.19	Events of Default under Existing Credit Agreement and Waiver.
EXHIBIT A	Borrowing Base Certificate
Exhibit B	Revolving Note
Exhibit C	Term Note A
Exhibit D	Term Note B
Exhibit E	Term Note C
Schedule 1.1B	Commitment Amounts
Schedule 4.6	Litigation
Schedule 4.19	Subsidiaries
Schedule 4.20	Primary Distribution Facilities
Schedule 6.10	Investments
Schedule 6.11	Indebtedness
Schedule 6.12	Liens
Schedule 6.13	Contingent Obligations

AMENDED AND RESTATED CREDIT AGREEMENT

          THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December 20, 2000, is by and among NORSTAN, INC., a Minnesota corporation (the “Borrower”), the banks which are signatories hereto (individually, a “Bank” and, collectively, the “Banks”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association, one of the Banks, as agent for the Banks (in such capacity, the “Agent”).

RECITALS

          A.      The Borrower, the Banks and the Agent are parties to a Credit Agreement dated as of July 23, 1996, as amended by a First Amendment dated as of October 11, 1996, a Second Amendment dated as of September 26, 1997, a Third Amendment dated as of March 20, 1998, a Fourth Amendment dated as of July 23, 1998, a Fifth Amendment dated as of September 28, 1998, a Sixth Amendment dated as of October 21, 1998, a Seventh Amendment dated as of May 31, 1999, an Eighth Amendment dated January 25, 2000, a Ninth Amended dated as of April 26, 2000, a Tenth Amendment dated as of June 30, 2000 and an Eleventh Amendment dated as of July 28, 2000 (as so amended, the “Existing Credit Agreement”).

          B.       Pursuant to the Existing Credit Agreement, as of the Closing Date, the Banks have advanced, and there remain outstanding, Revolving Loans (as defined in the Existing Credit Agreement) in the aggregate principal amount of $67,950,000 (the “Existing Revolving Loans”).  Further, pursuant to the Credit Agreement, the Existing Defaults (as defined below) have occurred and are continuing as of the Closing Date.

          C.      The Borrower has requested the Banks to waive the Existing Defaults and restructure the credit facilities under the Existing Credit Agreement.  The Banks are willing to waive the Existing Defaults and restructure the credit facilities upon the terms and subject to the conditions of this Agreement.

          NOW, THEREFORE, in consideration of the premises and other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby amend and restate the Existing Credit Agreement in the entirety and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

          Section 1.1  Defined Terms.  As used in this Agreement the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

          “Accounts”:  With respect to any Person, the aggregate unpaid obligations of customers and other account debtors to such Person arising out of the sale or lease of goods or rendition of services by such Person on an open account or deferred payment basis.

          “Account Debtors”:  As defined in the Security Agreement executed by the Borrower or any Subsidiary (as the context may require).

          “Adjusted Leverage Ratio”:  At the time of any determination, the ratio of (a) Total Indebtedness to (b) Tangible Net Worth, all as determined in accordance with GAAP.

          “Advance”:  Any portion of the outstanding Revolving Loans by a Bank.

          “Affiliate”:  When used with reference to any Person, (a) each Person that, directly or indirectly, controls, is controlled by or is under common control with, the Person referred to, (b) each Person which beneficially owns or holds, directly or indirectly, five percent or more of any class of voting stock of the Person referred to (or if the Person referred to is not a corporation, five percent or more of the equity interest), (c) each Person, five percent of more of the voting stock (or if such Person is not a corporation, five percent or more of the equity interest) of which is beneficially owned or held, directly or indirectly, by the Person referred to, and (d) each of such Person’s officers, directors, joint venturers and partners.  The term control (including the terms “controlled by” and “under common control with”) means the possession, directly, of the power to direct or cause the direction of the management and policies of the Person in question.

          “Agent”:  As defined in the opening paragraph hereof.

          “Agent Fee”:  As defined in Section 2.12.

          “Aggregate Revolving Commitment Amounts”:  As of any date, the sum of the Revolving Commitment Amounts of all the Banks on such date.

          “Aggregate Revolving Outstandings”:  As of any date, the sum of the Revolving Outstandings of all Banks on such date.

          “Applicable Lending Office”:  For each Bank, the office of such Bank identified pursuant to Section 9.4 or such other domestic or foreign office of such Bank (or of an Affiliate of such Bank) as such Bank may specify from time to time to the Agent and the Borrower as the office by which its Advances are to be made and maintained.

          “Applicable Margin”:  With respect to:

          (a)      the Revolving Loans – 2.50%;

          (b)      the Term A Loans – 3.50%; provided, that, on and after January 31, 2001, the Applicable Margin with respect to Term A Loans shall be increased to 4.50%;

          (c)      the Term B Loans – 3.50%; provided, that, on and after January 31, 2001, the Applicable Margin with respect to the Term B Loans shall be increased to 4.50%; and

          (d)      the Term C Loans – 3.50%.

          “Bank”:  As defined in the opening paragraph hereof.

          “Board”:  The Board of Governors of the Federal Reserve System or any successor thereto.

          “Borrower”:  As defined in the opening paragraph hereof.

          “Borrower Loan Documents”:  This Agreement, the Notes, the Warrant, and the Security Documents to which the Borrower is a party.

          “Borrowing Base”: As of any date of determination, the sum of the following:

          (a)      70% of the lower of face amount or fair market value of Eligible Accounts, plus

          (b)      30% of the lower of cost (determined on a first–in, first–out basis) or fair market value of Eligible Inventory, plus

          (c)      the Borrowing Base Supplement.

          “Borrowing Base Certificate”:  A certificate in the form of Exhibit A hereto.

          “Borrowing Base Deficiency”:  At the time of any determination, the amount, if any, by which Aggregate Revolving Outstandings exceed the Borrowing Base.

          “Borrowing Base Supplement”:  $5,000,000.

          “Business Day”:  Any day (other than a Saturday, Sunday or legal holiday in the State of Minnesota) on which national banks are permitted to be open in Minneapolis, Minnesota, and Chicago, Illinois.

          “Canadian Account”:  As defined in Section 2.17(d).

          “Capital Expenditures”:  For any period, the sum of all amounts that would, in accordance with GAAP, be included as additions to property, plant and equipment on a consolidated statement of cash flows for the Borrower during such period, in respect of (a) the acquisition, construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds, (b) to the extent related to and not included in (a) above, materials, contract labor (excluding expenditures properly chargeable to repairs or maintenance in accordance with GAAP), and (c) other capital expenditures and other uses recorded as capital expenditures or similar terms having substantially the same effect (including expenditures for nonrecurrent tangible assets such as software).

          “Capitalized Lease”:  A lease of (or other agreement conveying the right to use) real or personal property with respect to which at least a portion of the rent or other amounts thereon constitute Capitalized Lease Obligations.

          “Capitalized Lease Obligations”:  As to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board) and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).

          “Closing Date”:  December 20, 2000.

          “Collateral”:  As defined in the Security Agreement executed by the Borrower or any Subsidiary (as the context may require).

          “Collateral Account”:  As defined in Section 2.17(a).

           “Contingent Obligation”:  With respect to any Person at the time of any determination, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or otherwise: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any direct or indirect security therefor, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (c) to maintain working capital, equity capital or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness or otherwise to protect the owner thereof against loss in respect thereof, or (d) entered into for the purpose of assuring in any manner the owner of such Indebtedness of the payment of such Indebtedness or to protect the owner against loss in respect thereof; provided, that the term “Contingent Obligation” shall not include endorsements for collection or deposit, in each case in the ordinary course of business.

          “Default”:  Any event which, with the giving of notice (whether such notice is required under Section 7.1, or under some other provision of this Agreement, or otherwise) or lapse of time, or both, would constitute an Event of Default.

          “Defaulting Bank”:  At any time, any Bank that, at such time (a) has failed to make a Loan or any Advances thereunder required pursuant to the terms of this Agreement, including the funding of any participation in accordance with the terms of this Agreement, (b) has failed to pay to the Agent or any Bank an amount owed by such Bank pursuant to the terms of this Agreement, or (c) has been deemed insolvent or has become subject to a bankruptcy, receivership or insolvency proceeding, or to a receiver, trustee or similar official.

          “Deposit Day”:  As defined in Section 2.17(b).

          “Dollars” and “$”:  Lawful money of the United States of America.

          “EBITDA”:  For any period of determination, the sum of the consolidated net income of the Borrower before deductions for income taxes, Interest Expense, depreciation and amortization, and calculated prior to extraordinary gains, all as determined in accordance with GAAP.

          “Eligible Accounts”:  The right of the Borrower or any Eligible Subsidiary to receive payment for goods sold or services rendered, including any such right evidenced by instruments or chattel paper and any such right constituting retainage items or costs in excess of billings, provided such right to payment:

          (a)      has arisen out of the sale of goods or the performance of services by the Borrower or any Eligible Subsidiary within the United States or Canada, or, if such goods are sold or services performed outside the United States or Canada, is backed by a letter of credit issued or confirmed by a bank chartered under the laws of the United States or of any State;

         (b)      is the valid, binding and legally enforceable obligation of the obligor and such right to payment has not been subordinated by the Borrower or any Eligible Subsidiary to any other claim against the obligor and such obligor is not (i) the Borrower, or a Subsidiary or an Affiliate of the Borrower, (ii) a Person who is a shareholder, director, officer or employee of the Borrower, (iii) a debtor under any proceeding under the Bankruptcy Code or comparable provision of state or foreign law, (iv) an assignor for the benefit of creditors, (v) the United States or any department, agency or instrumentality thereof, unless Borrower or such Subsidiary shall have complied with the Assignment of Claims Act in the case of the United States or any agency or instrumentality thereof, or (vi) a province, county or local governmental authority (other than a state authority or any agency, department or instrumentality thereof), or agency, department or instrumentality thereof;

           (c)     is assignable pursuant to the Uniform Commercial Code;

          (d)      is subject to a perfected first security interest in favor of the Agent and is free and clear of any other Lien;

          (e)      is not subject to any claimed offset, counterclaim or other defense with respect thereto, but only to the extent of such claimed offset, counterclaim or other defense;

          (f)       except as provided in subsection (h) of this definition, is not unpaid more than 90 days (or, in the case of invoices for goods sold, or services rendered, by Norstan Network Services, Inc., 60 days) from the date of the relevant invoice;

          (g)      is evidenced by a written invoice delivered to the Account Debtor with respect thereto;

          (h)      does not constitute progress or final payment obligations for computer or telephone systems delivered, and to be installed, by the Borrower or a Subsidiary, unless (i) the related inventory or equipment has been sufficiently identified to the applicable invoice and (ii) the related account is not unpaid  more than 60 days from the date of the applicable invoice;

          (i)       is not a right to payment arising under a lease of equipment by the Borrower or any Eligible Subsidiary to any Person;

          (j)       is not owed by an obligor located in New Jersey, Minnesota or Indiana, unless the Borrower or the applicable Eligible Subsidiary is in compliance with applicable laws of the same states with respect to which failure to comply would impair the Borrower's or such Eligible Subsidiary’s ability to enforce its rights with respect to such Account;

          (k)      is not subject to any repurchase obligations (other than normal customer service warranties relating to inventory sold by the Borrower which have not been invoked by the applicable customer) on the part of the Borrower or any Eligible Subsidiary or any accrued return privilege on the part of such obligor; and

          (l)       is not owing by an obligor for which 25% or more of the aggregate Accounts (measured based upon the face amount of such Accounts) owing by such obligor to the Borrower or any Subsidiary are past due beyond the periods set forth in subsections (f) or (h), as applicable, of this definition;

provided, that the Majority Banks shall, notwithstanding the foregoing, have the right, in the reasonable exercise of their discretion, to establish reserves against the aggregate amount of Eligible Accounts.  Satisfaction of the conditions specified in clauses (a) through (l) of this definition shall be determined each month by the Agent in the reasonable exercise of its discretion.

          “Eligible Inventory”:  All inventory held by the Borrower or any Eligible Subsidiary as raw materials or finished product held for sale in the ordinary course of business (including work in process, but excluding supplies) and which:

          (a)      is subject to a perfected, first priority security interest in favor of the Agent free and clear of all other Liens and is not leased to any Person;

          (b)      is located at one of the locations set forth in the Security Agreements or in any schedule delivered pursuant thereto as a location at which inventory is kept, and if such location constitutes a Primary Distribution Facility, the Agent has received a landlord's or warehouseman's waiver in form and substance acceptable to the Agent covering the inventory kept at such location,

          (c)      is not in transit to any location other than a location set forth in the Security Agreements or in any schedule delivered pursuant thereto as a location at which inventory is kept;

          (d)      is not so identified to a contract to sell that it is evidenced by an Account;

          (e)      is of good and merchantable quality free from any defects which would affect the market value thereof;

          (f)       is not, as reasonably determined by the Agent, nonsaleable in the ordinary course of the Borrower's or any Subsidiary's business;

          (g)      is insured against loss or damage in accordance with the provisions of this Agreement and the applicable Security Agreement;

          (h)      is not subject to or covered by a negotiable document of title, including, without limitation, negotiable warehouse receipts and negotiable bills of lading;

          (i)       is not stored in a public warehouse or held by any Person as bailee, unless the terms of such storage or bailment are satisfactory to the Agent;

          (j)       it complies with all standards imposed by any governmental agency having regulatory authority over such goods and/or their use, manufacture or sale;

          (k)      does not constitute slow-selling or obsolete inventory which have been identified as such on the Borrower’s books and records in accordance with its past practices and with GAAP; and

          (l)       does not constitute over-ordered custom switches;

provided, that the Majority Banks shall, notwithstanding the foregoing, have the right, in the reasonable exercise of their discretion, to establish reserves against the aggregate amount of Eligible Inventory.  Satisfaction of the conditions specified in clauses (a) through (l) of this definition shall be determined each month by the Agent in the reasonable exercise of its discretion.

          “Eligible Subsidiary”:  Any Guarantor other than (a) Norstan Canada and Norstan-UK Limited and (b) with respect to any determination of Eligible Inventory, NFS and Norstan  Consulting, Inc.

          “Ericsson Acquisition”:  Any transaction or series of contemporaneously consummated transactions to be completed pursuant to the Ericsson Acquisition Documents whereby NCI shall acquire the assets comprising the United States and Canada distribution channels of Ericsson, Inc.

          “Ericsson Acquisition Documents”:  All agreements, instruments, certificates and other documents, each in form and substance acceptable to the Borrower and the Banks, to be executed and delivered by the Borrower or any Subsidiary pursuant to or in connection with the Ericsson Acquisition, as the same may be supplemented, amended or otherwise modified in a manner acceptable to the Banks

          “ERISA”:  The Employee Retirement Income Security Act of 1974, as amended.

          “ERISA Affiliate”:  Any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.

          “Event of Default”:  Any event described in Section 7.1.

          “Excess Cash Flow”:  As of end of each fiscal quarter of the Borrower, commencing with the fiscal quarter ending on or about January 31, 2001, determined for such quarter on a consolidated basis for the Borrower and its Subsidiaries in accordance with GAAP, the remainder of

          (a)      the sum, without duplication, of (i) EBITDA for such period, and (ii) extraordinary cash income, if any, business interruption insurance proceeds, if any, and cash gains attributable to sales of assets outside the ordinary course of business (but net of taxes, expenses and reserves for indemnification, and exclusive of any gains realized in connection with any transaction contemplated by Section 2.6(c) so long as the Net Proceeds of such transaction are applied in the manner set forth in Section 2.6(c)), if any, during such period to the extent that any such extraordinary cash income, such insurance proceeds or such cash gain is not included in EBITDA for such period, minus

          (b)      the sum, without duplication, of (i) income taxes paid in cash or accrued by the Borrower or any Subsidiary during such period, (ii) the aggregate amount of Capital Expenditures, if any (but only to the extent such Capital Expenditures were permissible under Section 6.8 during such period) minus Indebtedness incurred to finance such Capital Expenditures and secured solely by Liens on the property acquired, and (iii) Interest Expense actually paid during such period.

          “Existing Credit Agreement”:  As defined in Recital A of this Agreement.

          “Existing Defaults”:  As defined in Section 9.19.

          “Existing Revolving Loans”:  As defined in Recital B of this Agreement.

          “Existing Letter of Credit”:  Letter of Credit No. [76528] in the original face amount of  $3,500,000 issued by U.S. Bank for the account of the Borrower in favor of Bank of Montreal.

          “Federal Funds Rate”:  For any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any Business Day, the Federal Funds Rate for such Business Day shall be the average rate quoted to U.S. Bank on such Business Day on such transactions as determined by the Agent.

          “Fleet”: Fleet Business Credit Corporation.

          “Fleet Intercreditor Agreement”:  An intercreditor agreement between the Agent, Fleet, the Borrower and any appropriate Subsidiary in form and substance acceptable to the Banks and Fleet, as the same may be amended, restated or otherwise modified from time to time.

          “Funding Reserve”:  As defined in Section 2.1(a).

          “GAAP”:  Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of any date of determination.

          “Guarantors”:  Norstan Financial Services, Inc., a Minnesota corporation; Norstan Communications, Inc., a Minnesota corporation; Norstan Network Services, Inc.; a Minnesota corporation; Norstan International, Inc., a Minnesota corporation; Norstan-UK Limited, a corporation incorporated in London, England; Norstan Consulting Holding Company, a Minnesota corporation; Norstan Consulting, Inc., a Minnesota corporation;  Norstan Canada, Ltd., a Canadian corporation; Connaissance Consulting, LLC, a Minnesota limited liability company; Vibes Technologies, Inc., a Minnesota corporation; Norstan Canada, Inc. a Minnesota corporation; Norstan Information Systems, Inc., a Minnesota corporation; and Norstan Network Services of New Hampshire, Inc., a New Hampshire corporation.

          “Guaranties”:  Separate Guaranties given by the Guarantors in favor of the Agent and the Banks, as any of the same may be amended, restated or otherwise modified from time to time.

          “Holding Account”:  A deposit account belonging to the Agent for the benefit of the Banks into which the Borrower may be required to make deposits pursuant to the provisions of this Agreement, such account to be under the sole dominion and control of the Agent and not subject to withdrawal by the Borrower, with any amounts therein to be held for application toward any drawings made under the Existing Letter of Credit.  The Holding Account shall be a money market savings account or substantial equivalent (or other appropriate investment medium as the Borrower may from time to time request and to which the Agent in its sole discretion shall have consented) and shall bear interest in accordance with the terms of similar accounts held by the Agent for its customers.

          "Immediately Available Funds":  Funds with good value on the day and in the city in which payment is received.

          “Indebtedness”:  With respect to any Person at the time of any determination, without duplication, all obligations, contingent or otherwise, of such Person which in accordance with GAAP should be classified upon the balance sheet of such Person as liabilities, but in any event including: (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid or accrued, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all obligations of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Capitalized Lease Obligations of such Person, (h) all obligations of such Person in respect of interest rate protection agreements, (i) all obligations of such Person, actual or contingent, as an account party in respect of letters of credit or bankers’ acceptances, (j) all obligations of any partnership or joint venture as to which such Person is or may become personally liable, and (k) all Contingent Obligations of such Person to the extent that such Contingent Obligations are or should be classified as liabilities on the balance sheet of such Person in accordance with GAAP.

          “Interest Coverage Ratio”:  As of the last day of any month, the ratio of (a) EBITDA for such month, to (b) Interest Expense, in each case determined for said period in accordance with GAAP.

          “Interest Expense”:  For any period of determination, the aggregate consolidated amount, without duplication, of interest paid, accrued or scheduled to be paid in respect of any Indebtedness of the Borrower, including (a) all but the principal component of payments in respect of conditional sale contracts, Capitalized Leases and other title retention agreements, (b) commissions, discounts and other fees and charges with respect to letters of credit and bankers’ acceptance financings and (c) net costs under interest rate protection agreements, but excluding the cost of goods sold incurred in the ordinary course of business by the Borrower or any Subsidiary in connection with any sale or discounting of the NFS Lease Accounts or Norstan Canada Lease Accounts, in each case determined in accordance with GAAP.

          “Inventory”:  With respect to any Person, goods held for sale or lease or to be furnished under contracts of service by such entity, raw materials, and work in process or materials used or consumed in the business of such Person.

          “Investment”:  The acquisition, purchase, making or holding of any stock or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business) and any purchase or commitment or option to purchase stock or other debt or equity securities of or any interest in another Person or any integral part of any business or the assets comprising such business or part thereof.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

          “LaSalle Intercreditor Agreement:  An intercreditor agreement between the Agent, LaSalle National Bank, the Borrower and any appropriate Subsidiary in form and substance acceptable to the Bank and LaSalle National Bank, as the same may be amended, restated or otherwise modified from time to time.

          “Letter of Credit Fee”:  As defined in Section 2.10.

          “Lien”:  With respect to any Person, any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device (including the interest of each lessor under any Capitalized Lease), in, of or on any assets or properties of such Person, now owned or hereafter acquired, whether arising by agreement or operation of law.

          “Loan”:  A Revolving Loan, a Term A Loan, a Term B Loan or a Term C Loan.

          “Loan Documents”:  This Agreement, the Notes, the Warrant Documents and the Security Documents.

          “Lock Box”:  As defined in Section 2.17(a).

          “Majority Banks”:  As of any date of determination, such Banks, other than Defaulting Banks, holding at least 100% of the aggregate unpaid principal amount of the Notes, excluding Notes held by Defaulting Banks or, if no Loans are at the time outstanding hereunder, such Banks other than Defaulting Banks whose Total Percentages aggregate at least 100% of the Aggregate Revolving Outstandings (with Total Percentages being computed without reference to the Revolving Commitment Amounts of Defaulting Banks).

          “Multiemployer Plan”:  A multiemployer plan, as such term is defined in Section 4001 (a) (3) of ERISA, which is maintained (on the Closing Date, within the five years preceding the Closing Date, or at any time after the Closing Date) for employees of the Borrower or any ERISA Affiliate.

          “NCI”:  Norstan Communications, Inc.

          “Net Proceeds”:  With respect to the sale or disposition of property, sale of capital stock and offering of debt securities by the Borrower or a Subsidiary, or other non-recurring event, an amount equal to (a) the cash (including deferred cash proceeds) and other consideration received by the Borrower or a Subsidiary in connection with such transaction or event, minus (b) the sum of (i) the unpaid principal balance on the date of any such sale or offering of any Indebtedness that is secured by a Lien not proscribed by Section 6.12 and affecting such property, and which is required to be repaid on the date of such sale or offering, (ii) any closing costs or selling costs arising in connection with such sale or offering, and (iii) any sales or income tax paid or payable by the Borrower in connection with such transaction or event (excluding any tax for which the  Borrower is reimbursed by the purchaser).

          “NFS”:  Norstan Financial Services, Inc., a Minnesota corporation.

          “NFS Lease Account”:  An Account arising from a lease of Inventory by NFS.

          “Norstan Canada”:  Norstan Canada, Ltd., a Canadian corporation.

          “Norstan Canada Lease Account”:  An Account arising from a lease of Inventory by Norstan Canada.

          “Note”:  A Term A Note, a Term B Note, a Term C Note or a Revolving Note.

          “Obligations”:  The Borrower’s obligations in respect of the due and punctual payment of principal and interest (including, without limitation and to the extent permitted by law, interest accruing after the commencement of a case by or against the Borrower under the United States Bankruptcy Code) on the Notes and Unpaid Drawings when and as due, whether by acceleration or otherwise and all fees (including Unused Revolving Commitment Fees and Letter of Credit Fees), expenses, indemnities, reimbursement and other obligations of the Borrower under this Agreement, any other Borrower Loan Document, and any letter of credit application and reimbursement agreement executed and delivered by the Borrower to U.S. Bank in connection with the issuance of the Existing Letter of Credit, in all cases whether now existing or hereafter arising or incurred.

          “Payment Item”:  As defined in Section 2.17(a).

          “PBGC”:  The Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.

          “Person”:  Any natural person, corporation, partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

          “Plan”:  Each employee benefit plan (whether in existence on the Closing Date or thereafter instituted), as such term is defined in Section 3 of ERISA, maintained for the benefit of employees, officers or directors of the Borrower or of any ERISA Affiliate.

          “Primary Distribution Facilities”:  The primary distribution facilities of the Borrower and the Subsidiaries described on Schedule 1.1A.

          “Prohibited Transaction”:  The respective meanings assigned to such term in Section 4975 of the Code and Section 406 of ERISA.

          “Reference Rate”:  The rate of interest from time to time publicly announced by the Agent as its “reference rate.”  The Agent may lend to its customers at rates that are at, above or below the Reference Rate.  For purposes of determining any interest rate hereunder or under any other Loan Document which is based on the Reference Rate, such interest rate shall change as and when the Reference Rate shall change.

          “Regulatory Change”:  Any change after the Closing Date in federal, state or foreign laws, regulations, guidelines or orders or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including any Bank under any federal, state or foreign laws, regulations, guidelines or orders (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

          “Reportable Event”:  A reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waivers in accordance with Section 412(d) of the Code.

          “Restricted Payments”:  With respect to the Borrower, collectively, all dividends or other distributions of any nature (cash, securities other than common stock of the Borrower, assets or otherwise), and all payments on any class of equity securities (including warrants, options or rights therefor) issued by the Borrower, whether such securities are authorized or outstanding on the Closing Date or at any time thereafter and any redemption or purchase of, or distribution in respect of, any of the foregoing, whether directly or indirectly.

          “Restructuring Plan”:  As defined in Section 3.1(b).

          “Revolving Commitment”:  With respect to a Bank, the agreement of such Bank to make Revolving Loans to the Borrower in an aggregate principal amount outstanding at any time not to exceed such Bank’s Revolving Commitment Amount upon the terms and subject to the conditions and limitations of this Agreement.

          “Revolving Commitment Amount”:  With respect to a Bank, initially the amount set opposite such Bank’s name on Schedule 1.1B hereto (as such Schedule may from time to time be amended) as its Revolving Commitment Amount, but as the same may be from time to time increased or reduced as provided in Section 2.6(d) or Section 2.8.

          “Revolving Commitment Ending Date”:  As defined in Section 2.14.

          “Revolving Commitment Percentage”:  With respect to any Bank, the percentage equivalent of a fraction, the numerator of which is the Revolving Commitment Amount of such Bank and the denominator of which is the Aggregate Revolving Commitment Amounts.

          “Revolving Loan”:  As defined in Section 2.1.

          “Revolving Loan Date”:  The date of the making of any Revolving Loans hereunder.

          “Revolving Note”:  A promissory note of the Borrower in the form of Exhibit B hereto.

          “Revolving Outstandings”:  As of any date of determination with respect to any Bank, the sum of (a) the aggregate unpaid principal balance of Advances outstanding under such Bank’s Revolving Note on such date, (b) an amount equal to the aggregate stated amount of the Existing Letter of Credit multiplied by such Bank’s Revolving Commitment Percentage, and (c) an amount equal to the aggregate amount of Unpaid Drawings on such date (after applying any funds held in the Holding Account to the payment thereof) multiplied by such Bank’s Revolving Commitment Percentage.

          “Revolving Outstandings Percentage”:  As of any date of determination with respect to any Bank, the percentage equivalent of a fraction the numerator of which is the Revolving Outstandings of such Bank on such date and the denominator of which is the Aggregate Revolving Outstandings on such date.

          “Security Agreements”:  Collectively, the separate Security Agreements of the Borrower and the Guarantors pursuant to which the Agent is granted, for the benefit of the Banks, a security interest in the personal property described therein, as the same may hereafter be amended, supplemented, extended, restated or otherwise modified from time to time, each in form and substance satisfactory to the Agent.

          “Siemens”:  Siemens Business Communication Systems, Inc.

           “Security Documents”:  The Guaranties, the Security Agreements and any collateral assignment documents executed and delivered by the Borrower or any Subsidiary under Section 3.1(a)(xv).

          “Subordinated Debt”:  Any Indebtedness of the Borrower or any Subsidiary, now existing or hereafter created, incurred or arising, which is subordinated in right of payment to the payment of the Obligations in a manner and to an extent (a) that Majority Banks have approved in writing prior to the creation of such Indebtedness, or (b) as to any Indebtedness of the Borrower or any Subsidiary existing on the date of this Agreement, that Majority Banks have approved as Subordinated Debt in a writing delivered by Majority Banks to the Borrower on or prior to the Closing Date.

          “Subsidiary”:  Any corporation or other entity of which securities or other ownership interests having ordinary voting power for the election of a majority of the board of directors or other Persons performing similar functions are owned by the Borrower either directly or through one or more Subsidiaries.

          “Tangible Net Worth”:  As of any date of determination, the sum of the amounts set forth on the consolidated balance sheet of the Borrower as the sum of the common stock, preferred stock, additional paid-in capital, retained earnings, unamortized cost of stock and foreign currency translation adjustments of the Borrower (excluding treasury stock), less the book value of all assets of the Borrower and its Subsidiaries that would be treated as intangibles under GAAP, including all such items as goodwill, trademarks, trade names, service marks, copyrights, patents, licenses, unamortized debt discount and expenses and the excess of the purchase price of the assets of any business acquired by the Borrower or any of its Subsidiaries over the book value of such assets.

          “Termination Date”:  The earliest of (a) the Revolving Commitment Ending Date, (b) the date on which the Revolving Commitments are terminated pursuant to Section 7.2 hereof or (c) the date on which the Revolving Commitment Amounts are reduced to zero pursuant to Section 2.8 hereof.

          “Term A Loan”:  As defined in Section 2.1.

          “Term B Loan”:  As defined in Section 2.1.

          “Term C Loan”:  As defined in Section 2.1.

           “Term A Loan Commitment Amount”:  With respect to a Bank, the amount set opposite such Bank's name on Schedule 1.1B as its Term A Loan Commitment Amount.

          “Term B Loan Commitment Amount”:  With respect to a Bank, the amount set opposite such Bank's name on Schedule 1.1B as its Term B Loan Commitment Amount.

          “Term C Loan Commitment Amount”:  With respect to a Bank, the amount set opposite such Bank's name on Schedule 1.1B as its Term C Loan Commitment Amount.

          “Term A Loan Percentage”:  With respect to any Bank, the percentage equivalent of a fraction, the numerator of which is the amount of the Term A Loan Commitment Amount of such Bank and the denominator of which is the sum of the Term A Loan Commitment Amounts of all the Banks.

          “Term B Loan Percentage”:  With respect to any Bank, the percentage equivalent of a fraction, the numerator of which is the amount of the Term B Loan Commitment Amount of such Bank and the denominator of which is the sum of the Term B Loan Commitments Amounts of all the Banks.

          “Term C Loan Percentage”:  With respect to any Bank, the percentage equivalent of a fraction, the numerator of which is the amount of the Term C Loan Commitment Amount of such Bank and the denominator of which is the sum of the Term C Loan Commitments Amounts of all the Banks.

          “Term A Note”:  A promissory note of the Borrower in the form of Exhibit C hereto.

          “Term B Note”:  A promissory note of the Borrower in the form of Exhibit D hereto.

          “Term C Note”:  A promissory note of the Borrower in the form of Exhibit E hereto.

          “Total Indebtedness”:  At the time of any determination, the amount, on a consolidated basis, of all Indebtedness of the Borrower and its Subsidiaries as determined in accordance with GAAP.

          “Total Percentage”:  With respect to any Bank, the percentage equivalent of a fraction, the numerator of which is the sum of the Revolving Commitment Amount of such Bank (or, if the Revolving Commitments have been terminated, the Revolving Outstandings of such Bank), the outstanding Term A Loans, Term B Loans and Term C Loans of such Bank and the denominator of which is the sum of the Aggregate Revolving Commitment Amounts (or, if the Revolving Commitments have terminated, the Aggregate Revolving Outstandings) and the outstanding Term A Loans, Term B Loans and Term C Loans of all the Banks.

          “Unpaid Drawing”:  As defined in Section 2.7(b).

          “Unpaid Drawing Repayment Loan”:  As defined in Section 2.15.

          “Unused Revolving Commitment”:  With respect to any Bank as of any date of determination, the amount by which such Bank’s Revolving Commitment Amount exceeds such Bank’s Revolving Outstandings on such date.

          “Unused Revolving Commitment Fees”:  As defined in Section 2.9.

          “U.S. Bank”:  U.S. Bank National Association, in its individual corporate capacity.

          “Warrant Issuance Agreement”:  Warrant Issuance Agreement dated concurrently herewith between the Borrower and the Banks, as the same may be amended, restated or otherwise modified from time to time.

          “Warrant Registration Agreement”:  Registration Rights Agreement dated concurrently herewith between the Borrower and the Banks, as the same may be amended, restated or otherwise modified from time to time.

          “Warrants”:  Warrants for the purchase of the Borrower’s common stock issued from time to time by the Borrower to the Banks pursuant to the Warrant Issuance Agreement.

          “Warrant Documents”:  The Warrant Registration Agreement, the Warrant Issuance Agreement and the Warrants.

          Section 1.2  Accounting Terms and Calculations.  Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.  To the extent any change in GAAP affects any computation or determination required to be made pursuant to this Agreement, such computation or determination shall be made as if such change in GAAP had not occurred unless the Borrower and Majority Banks agree in writing on an adjustment to such computation or determination to account for such change in GAAP.

          Section 1.3  Computation of Time Periods.  In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word “from” means “from and including” and the word “to” or “until” each means “to but excluding.”

          Section 1.4  Other Definitional Terms.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to Sections, Exhibits, schedules and like references are to this Agreement unless otherwise expressly provided.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or”.

ARTICLE II
TERMS OF THE CREDIT FACILITIES

          Section 2.1  Lending Commitments; Purposes.  On the terms and subject to the conditions hereof, each Bank severally agrees to make the following lending facilities available to the Borrower:

          (a)      Revolving Loans.  Each Bank severally shall make available a revolving credit facility available as loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower on a revolving basis at any time and from time to time from the Closing Date to the Termination Date, during which period the Borrower may borrow, repay and reborrow in accordance with the provisions hereof, provided, that no Revolving Loan will be made in any amount which, after giving effect thereto, would cause the Aggregate Revolving Outstandings to exceed the lesser of Aggregate Revolving Commitment Amounts or the Borrowing Base, provided, further, that the initial Revolving Loans will not be made if, after giving effect to such Loans, the excess of the Borrowing Base (calculated exclusive of the Borrowing Base Supplement) over the Aggregate Revolving Outstandings is less than $3,000,000 (the “Funding Reserve”).

          (b)      Term A Loans.  Upon the Closing Date, each Bank shall make available to the Borrower a term loan (each being a “Term A Loan” and, collectively, the “Term A Loans”) in an amount by such Bank equal to its Term A Loan Commitment Amount, which Term A Loans shall refinance $15,000,000 of the Existing Revolving Loan Obligations.

          (c)      Term B Loans.  Upon the Closing Date, each Bank shall make available to the Borrower a term loan (each being a “Term B Loan” and, collectively, the “Term B Loans”) in an amount by such Bank equal to its Term B Loan Commitment Amount, which Term B Loans shall refinance $15,000,000 of the Existing Revolving Loan Obligations.

          (d)      Term C Loans.  Upon the Closing Date, each Bank shall make available to the Borrower a term loan (each being a “Term C Loan” and, collectively, the “Term C Loans”) in an amount by such Bank equal to its Term C Loan Commitment Amount, which Term C Loans shall refinance $18,000,000 of the Existing Revolving Loans Obligations.

          Section 2.2  Procedure for Revolving Loans.

          (a)      Any request by the Borrower for Revolving Loans hereunder shall be in writing, or by telephone promptly confirmed in writing or by facsimile transmission, and must be given so as to be received by the Agent not later than 1:00 P.M. (Minneapolis time) on the requested Revolving Loan Date (which shall be a Business Day).  Each request for Revolving Loans hereunder shall be irrevocable and shall be deemed a representation by the Borrower that on the requested Revolving Loan Date and after giving effect to the requested Revolving Loans the applicable conditions specified in Article III have been and will be satisfied.  Each request for Revolving Loans hereunder shall specify (i) the requested Revolving Loan Date, (ii) the aggregate amount of Revolving Loans to be made on such date, which shall be in a minimum amount of $200,000 or, if more, an integral multiple of $100,000, (iii) a calculation acceptable to the Agent of the availability under the Borrowing Base on the requested Revolving Loan Date, after giving effect to the requested Revolving Loans, and (iv) if such Revolving Loans are to be Unpaid Drawing Repayment Loans, the Unpaid Drawing or Unpaid Drawings which are to be repaid with the proceeds of such Unpaid Drawing Repayment Loans.  Without in any way limiting the Borrower’s obligation to confirm in writing any telephone request for Revolving Loans hereunder, the Agent may rely on any such request which it believes in good faith to be genuine; and the Borrower hereby waives the right to dispute the Agent’s record of the terms of such telephone request, absent gross negligence or willful misconduct on the part of the Agent.  The Agent shall promptly notify each other Bank of the receipt of such request, the matters specified therein, and of such Bank’s ratable share (based on such Bank’s Revolving Commitment Percentage) of the requested Revolving Loans.  On the date of the requested Revolving Loans, each Bank shall provide its share of the requested Revolving Loans to the Agent in Immediately Available Funds not later than 4:00 P.M. (Minneapolis time).  Unless the Agent determines that any applicable condition specified in Article III has not been satisfied, the Agent will make available to the Borrower at the Agent’s principal office in Minneapolis, Minnesota in Immediately Available Funds not later than 5:00 P.M. (Minneapolis time) on the requested Revolving Loan Date the amount of the requested Revolving Loans.  If the Agent has made a Revolving Loan to the Borrower on behalf of a Bank but has not received the amount of such Revolving Loan from such Bank by the time herein required, such Bank shall pay interest to the Agent on the amount so advanced at the Federal Funds Rate from the date of such Revolving Loan to the date funds are received by the Agent from such Bank, such interest to be payable with such remittance from such Bank of the principal amount of such Revolving Loan (provided, however, that the Agent shall not make any Revolving Loan on behalf of a Bank if the Agent has received prior notice from such Bank that it will not make such Revolving Loan).  If the Agent does not receive payment from such Bank by the next Business Day after the date of any Revolving Loan, the Agent shall be entitled to recover such Revolving Loan, with interest thereon at the rate then applicable to such Revolving Loan, on demand, from the Borrower, without prejudice to the Agent’s and the Borrower’s rights against such Bank.  If such Bank pays the Agent the amount herein required with interest at the overnight Federal Funds rate before the Agent has recovered from the Borrower, such Bank shall be entitled to the interest payable by the Borrower with respect to the Revolving Loan in question accruing from the date the Agent made such Revolving Loan.  The Borrower shall provide to the Agent each Business Day, by not later than 4:00 P.M. (Minneapolis time) on such Business Day, a reconciliation in writing or by telecopier showing (i) the total amount of Revolving Loans on such day, (ii) whether such Revolving Loans constituted Unpaid Drawing Repayment Loans, and (iii) in the case of Unpaid Drawing Repayment Loans, the Unpaid Drawing or Unpaid Drawings repaid with the proceeds of such Unpaid Drawing Repayment Loans.  The Agent shall provide copies of such reconciliation to the Banks on a monthly basis.

          (b)      Whenever any Unpaid Drawing exists for which there are not then funds in the Holding Account to cover the same and with respect to which the Agent has not otherwise received a request from the Borrower for Unpaid Drawing Repayment Loans pursuant to Section 2.2(a), the Borrower shall nevertheless, be deemed to have requested the Banks to make Unpaid Drawing Repayment Loans to pay such Unpaid Drawing and the Agent shall give the other Banks notice to that effect, specifying the amount of such Unpaid Drawing and the amount of the Unpaid Drawing Repayment Loan to be made by such Bank with respect thereto, in which event each Bank is authorized (and the Borrower does here so authorize each Bank) to, and shall, make an Unpaid Drawing Repayment Loan to the Borrower in an amount equal to such Bank’s Revolving Commitment Percentage of the balance of the Unpaid Drawing which remains unpaid after applying any funds in the Holding Account to the payment thereof.  The Agent shall notify each Bank by 1:00 P.M. (Minneapolis time) on the date such Unpaid Drawing occurs of the amount of the Unpaid Drawing Repayment Loan to be made by such Bank.  Notices received after such time shall be deemed to have been received on the next Business Day.  Each Bank shall then make such Unpaid Drawing Repayment Loan (regardless of noncompliance with the applicable conditions precedent specified in Article III hereof and regardless of whether an Event of Default then exists) and each Bank shall provide the Agent with the proceeds of such Unpaid Drawing Repayment Loan in Immediately Available Funds, at the office of the Agent, not later than 4:00 P.M. (Minneapolis time) on the day on which such Bank received such notice (or, in the case of notices received after 1:00 P.M., Minneapolis time, is deemed to have received such notice).  The Agent shall apply the proceeds of such Unpaid Drawing Repayment Loans directly to reimburse itself for such Unpaid Drawing.  If any portion of any such amount paid to the Agent is recovered by or on behalf of the Borrower from the Agent in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared between and among the Banks in the manner contemplated by Section 8.11 hereof.  If at the time the Banks make funds available to the Agent pursuant to the provisions of this Section, the applicable conditions precedent specified in Article III shall not have been satisfied, the Borrower shall pay to the Agent for the account of the Banks interest on the funds so advanced at a floating rate per annum equal to the sum of the Reference Rate plus the Applicable Margin for Revolving Loans plus two percent (2.00%).

          Section 2.3  Notes.  The Revolving Loans of each Bank shall be evidenced by a single Revolving Note payable to the order of such Bank in a principal amount equal to such Bank's Revolving Commitment Amount originally in effect.  The Term A Loan of each Bank shall be evidenced by a Term A Note payable to the order of such Bank in the principal amount equal to such Bank's Term A Loan Commitment Amount.  The Term B Loan of each Bank shall be evidenced by a Term B Note payable to the order of such Bank in the principal amount equal to such Bank's Term B Loan Commitment Amount.  The Term C Loan of each Bank shall be evidenced by a Term C Note payable to the order of such Bank in the principal amount equal to such Bank's Term C Loan Commitment Amount.  Each Bank shall enter in its ledgers and records the amount of its Term A Loan, its Term B Loan, its Term C Loan and each Revolving Loan, the various Advances made and the payments made thereon, and each Bank is authorized by the Borrower to enter on a schedule attached to its Term A Note, Term B Note, Term C Note or Revolving Note, as appropriate, a record of such Term A Loan, Term B Loan, Term C Loan Revolving Loans, Advances and payments; provided, however that the failure by any Bank to make any such entry or any error in making such entry shall not limit or otherwise affect the obligation of the Borrower hereunder and on the Notes, and, in all events (a) the principal amounts owing by the Borrower in respect of the Revolving Notes shall be the aggregate amount of all Revolving Loans made by the Banks less all payments of principal thereof made by the Borrower, (b) the principal amount owing by the Borrower in respect of the Term A Notes shall be the aggregate amount of all Term A Loans made by the Banks less all payments of principal thereof made by the Borrower, (c) the principal amount owing by the Borrower in respect of the Term B Notes shall be the aggregate amount of all Term B Loans made by the Banks less all payments of principal thereof made by the Borrower, and (c) the principal amount owing by the Borrower in respect of the Term C Notes shall be the aggregate amount of all Term C Loans made by the Banks less all payments of principal thereof made by the Borrower.

          Section 2.4  Interest Rates, Interest Payments and Default Interest.  Interest shall accrue and be payable on the Loans as follows:

          (a)      Each Loan shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the sum of (i) the Reference Rate, plus (ii) the Applicable Margin for such Loan.

          (b)      Upon the occurrence of any Event of Default, each Loan shall, at the option of the Majority Banks, bear interest until paid in full at a rate per annum equal to the sum of the rate otherwise applicable to such Loan plus 2.0%.  The Agent shall furnish the Borrower with prompt written notice of the exercise of the option under the foregoing sentence.

          (c)      Interest shall be payable on the last day of each month; provided, that interest under Section 2.4 (b) shall be payable on demand.

          Section 2.5  Repayment; Payment to Holding Account.

          (a)      Revolving Loans.  The Revolving Loans, together with all accrued and unpaid interest thereon, shall be due and payable on the Termination Date;

          (b)      Term A Loan.  The Term A Loan, together with all accrued and unpaid interest thereon, shall be due and payable on March 30, 2001;

          (c)      Term B Loan.  The Term B Loan shall be payable as follows (a) an installment of principal in the amount of $10,000,000 shall be due and payable on March 30, 2001 and (b) an installment equal to all remaining principal thereon, and all accrued and unpaid interest thereon, shall be due and payable on June 29, 2001;

          (d)      Term C Loan.  The Term C Loan, together with all accrued and unpaid interest thereon, shall be due and payable on June 29, 2001; and

          (e)      Payment to Holding Account.  The Borrower shall pay to the Holding Account on the Termination Date an amount equal to the aggregate face amount of the Existing Letter of Credit.

          Section 2.6  Mandatory and Optional Prepayments.

          (a)      Optional Prepayments.  The Borrower may prepay Loans, in whole or in part, at any time, without premium or penalty.  Amounts paid (unless following an acceleration or upon termination of the Revolving Commitments in whole) or prepaid on Revolving Loans under this Section 2.6 may be reborrowed upon the terms and subject to the conditions and limitations of this Agreement.  Amounts paid or prepaid on Term A Loan, Term B Loan or Term C Loan may not be reborrowed.  Amounts paid or prepaid on the Loans under this Section 2.6 shall be for the account of each Bank in proportion to its share of Loans being prepaid.

          (b)      Mandatory Prepayment of Revolving Loans.

          (i)       If at any time the Aggregate Revolving Outstandings exceed the Aggregate Revolving Commitment Amounts (including but not limited to any excess caused by a reduction in the Revolving Commitment Amounts pursuant to Section 2.6(d) or Section 2.8 hereof), the Borrower shall repay the Revolving Notes in an aggregate amount equal to such excess, which prepayment shall be apportioned among the Banks’ Revolving Notes in accordance with their respective Revolving Outstandings Percentages.

          (ii)      Revolving Loans shall be prepaid in accordance with the provisions of Section 2.17(b).

          (c)      Mandatory Prepayments Due to Asset Sales and Securities Issuances.  On the date of the occurrence of any of the following events, the Borrower shall prepay the Loans in an aggregate amount of 100% of the Net Proceeds received in cash by the Borrower or any Subsidiary as a result of any of the following events: (A) sales or other transfers of NFS Lease Accounts and Norstan Canada Lease Accounts, and the related leases and equipment that are authorized by Section 6.2(d) and (e); (B) sales of any assets of the Borrower or any Subsidiary, other than sales of inventory in the ordinary course of business or sales of obsolete or worn-out equipment (but this subsection 2.6(c) does not authorize any such sales, which are subject to Section 6.2 hereof); or (C) any public or private sale or offering by the Borrower of its capital stock or debt securities.  Any such prepayments shall be applied, in the following order by the Agent to the Loans ratably to each Bank according to its Revolving Commitment Percentage, Term A Loan Percentage, Term B Loan Percentage or Term C Loan Percentage, as applicable:  (i) first, to unpaid principal balance of the Term A Loan, (ii) second, to the unpaid principal balance of the Term B Loan, in the order of the maturities of the installments thereon, (iii) third, to the unpaid principal balance of the Term C Loan, (iv) fourth, to the unpaid principal balance of the Revolving Loans (other than the reimbursement obligations with respect to the Existing Letter of Credit) and (v) fifth, to the Holding Account in the amount of the aggregate face amount of the Existing Letter of Credit.

          (d)      Permanent Reduction and Conditional Increase of Revolving Commitments.  If and only if, prior to March 30, 2001, the Term A Loans and Term B Loans are prepaid by prepayments applied to such Loans pursuant to Section 2.6(c) in an amount not less than $15,000,000, then the Revolving Commitment Amounts shall be increased ratably by an amount equal to ten percent of the aggregate amount of such prepayments, provided, that, notwithstanding the foregoing, the Revolving Commitment Amounts which are from time to time in effect shall be reduced ratably by any prepayments applied to the Revolving Loans or paid to the Holding Account pursuant to Section 2.6(c).  Except as provided in the preceding sentence, accounts prepaid pursuant to Section 2.6(c) cannot be reborrowed.

          (e)      Borrowing Base Deficiency.  If at any time a Borrowing Base Deficiency exists, the Borrower shall immediately pay on the principal of the Revolving Loans an amount equal to such Borrowing Base Deficiency. Amounts paid on the Revolving Loans under this Section 2.6(e) shall be for the account of each Bank in proportion to its share of outstanding Revolving Loans.  If, after paying all outstanding Revolving Loans, a Borrowing Base Deficiency still exists, the Borrower shall pay into the Holding Account an amount equal to the amount of the remaining Borrowing Base Deficiency.

          (f)       Excess Cash Flow.  On or before 30 days after the end of the Borrower’s fiscal quarters ending January 31, 2001 and April 30, 2001, the Borrower shall prepay the Term C Loans in an amount equal to 50% of the Excess Cash Flow for such fiscal quarter.  Amounts paid on the Term C Loans under this Section 2.6(f) shall be for the account of each Bank according to its Term C Loan Percentage.

          Section 2.7  Issuance and Renewal of Letter of Credit Drawings; Repayments; Bank Participations.

          (a)      Existing Letter of Credit.  The Existing Letter of Credit shall be deemed to be issued and outstanding under this Agreement on the Closing Date.  U.S. Bank shall have no obligation to renew or extend the Existing Letter of Credit or to issue any other letter of credit for the account of the Borrower.

          (b)      Repayment.  In the event of any drawing on the Existing Letter of Credit, the Borrower shall reimburse U.S. Bank for such drawing by 12:00 noon (Minneapolis time) on the day such drawing is honored by U.S. Bank.  Any amount by which the Borrower has failed to reimburse U.S. Bank for the full amount of such drawing under the Existing Letter of Credit by 12:00 noon (Minneapolis time) on the date U.S. Bank honored such drawing, until reimbursed from the proceeds of Unpaid Drawing Repayment Loans or out of funds available in the Holding Account, is an “Unpaid Drawing.”

          (c)      Participations.  Each Bank hereby purchases, and U.S. Bank hereby sells to each Bank, an undivided fractional risk participation interest, equal to such Bank’s Revolving Percentage of the Existing Letter of Credit, in all drawings (including Unpaid Drawings) made and honored under the Existing Letter of Credit, in U.S. Bank’s reimbursement rights with respect to drawings (including Unpaid Drawings) made and honored under the Existing Letter of Credit (as set forth herein and in any letter of credit application and reimbursement agreement form executed by the Borrower in favor of U.S. Bank in connection with the issuance of the Existing Letter of Credit). Upon receipt of the notice given by the Agent pursuant to Section 2.2(b) hereof, each Bank shall pay to U.S. Bank its pro rata share, based on its Revolving Commitment Percentage, of any Unpaid Drawing, less the amount, if any, of the Unpaid Drawing Repayment Loan made by such Bank with respect to such Unpaid Drawing, by not later than 3:00 p.m. (Minneapolis time) on the day on which such Bank received such notice (or, in the case of notices received after 1:00 p.m., Minneapolis time, is deemed to have received such notice).  If U.S. Bank has not received such participation payment from such Bank by the time required in the preceding sentence such Bank shall pay interest to U.S. Bank at the Federal Funds Rate on the amount of such participation payment from the date on which such notice was received or was deemed to have been received, as the case may be, to the date such participation payment is received by U.S. Bank, such interest to be payable with the remittance of such participation payment by such Bank.  If U.S. Bank does not receive such participation payment from such Bank by the next Business Day after the date such notice was given (or was deemed given) by U.S. Bank to such Bank, U.S. Bank shall be entitled to receive interest on such participation payment at the Federal Funds Rate, without prejudice to U.S. Bank’s rights against such Bank.  The obligations of each Bank to make payment to U.S. Bank of such Bank’s participation payments with respect to Unpaid Drawings pursuant to this Section 2.7(c), and U.S. Bank’s right to receive the same, shall be absolute and unconditional under any and all circumstances and irrespective of any rights of setoff, counterclaim, withholding, reduction or other defense to payment which any Bank may have or have had against U.S. Bank, the Borrower or any other Person.

          (d)      Indemnification of U.S. Bank.  To the extent that U.S. Bank is not reimbursed or indemnified by the Borrower or to the extent that any amounts so received by U.S. Bank are required to be returned to the Borrower or any statutory representative of the Borrower for any reason whatsoever, each other Bank will reimburse and indemnify U.S. Bank on demand for and against its pro rata share, based on its Revolving Commitment Percentage, of the amount of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed upon, incurred by or asserted against U.S. Bank in its capacity as such, acting pursuant hereto or in any way relating to or arising out of this Agreement, the Existing Letter of Credit, or any action taken or omitted to be taken by U.S. Bank under this Agreement or the Existing Letter of Credit, including, without limitation, any amounts (herein called “Disgorgement Amounts”) received by U.S. Bank from or on behalf of the Borrower in reimbursement of an Unpaid Drawing which are rescinded in whole or in part or which U.S. Bank may be otherwise required to pay or repay in whole or in part to the Borrower, any statutory representative of the Borrower or creditors of the Borrower acting as such statutory representative; provided, however, that except with respect to Disgorgement Amounts, as to which the liability of each Bank to reimbursement and indemnify U.S. Bank in accordance with its Revolving Commitment Percentage shall be absolute and unconditional under all circumstances whatsoever, no other Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from U.S. Bank’s own gross negligence or willful misconduct.  The obligations of the Banks to U.S. Bank under this Section 2.7(d) shall survive the termination of this Agreement and the expiration of the Existing Letters of Credit.  Nothing in this Section 2.7(d) shall be deemed to prejudice the right of any Bank to recover from U.S. Bank any amounts paid by such Bank to U.S. Bank pursuant to this Section 2.7(d) in the event that it is determined by a court of competent jurisdiction that the payment with respect to the Existing Letter of Credit by U.S. Bank, in respect of which payment was made by such Bank, constituted gross negligence or willful misconduct on the part of U.S. Bank.

          (e)      Obligations Absolute.  The obligation of the Borrower under Section 2.7(b) to repay U.S. Bank for any amount drawn on the Existing Letter of Credit and to repay the Banks for any Unpaid Drawing Repayment Loans shall be absolute, unconditional and irrevocable, shall continue for so long as the Existing Letter of Credit is outstanding notwithstanding any termination of this Agreement, and shall be paid strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

          (i)       Any lack of validity or enforceability of the Existing Letter of Credit;

          (ii)      The existence of any claim, setoff, defense or other right which the Borrower may have or claim at any time against any beneficiary, transferee or holder of the Existing Letter of Credit (or any Person for whom any such beneficiary, transferee or holder may be acting), the Agent or any Bank or any other Person, whether in connection with the Existing Letter of Credit, this Agreement, the transactions contemplated hereby, or any unrelated transaction; or

          (iii)     Any statement or any other document presented under the Existing Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever.

Neither the Agent nor any Bank nor officers, directors or employees of any thereof shall be liable or responsible for, and the obligations of the Borrower to the Agent and the Banks shall not be impaired by:

          (A)     The use which may be made of the Existing Letter of Credit or for any acts or omissions of any beneficiary, transferee or holder thereof in connection therewith;

          (B)     The validity, sufficiency or genuineness of documents, or of any endorsements thereon, even if such documents or endorsements should, in fact, prove to be in any or all respects invalid, insufficient, fraudulent or forged;

          (C)     The acceptance by the Agent of documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; or

          (D)     Any other action of the Agent in making or failing to make payment under the Existing Letter of Credit if in good faith and in conformity with U.S. or foreign laws, regulations or customs applicable thereto.

Notwithstanding the foregoing, the Borrower shall have a claim against U.S. Bank, and U.S. Bank shall be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by the U.S. Bank's own willful misconduct or gross negligence in determining whether documents presented under the Existing Letter of Credit comply with the terms thereof.

          Section 2.8  Optional Reduction of Revolving Commitment Amounts or Termination of Revolving Commitments.  The Borrower may, at any time, upon not less than three Business Days prior written notice to the Banks, reduce the Revolving Commitment Amounts, ratably, with any such reduction in a minimum aggregate amount for all the Banks of $1,000,000, or, if more, in an integral multiple of $500,000; provided, however, that the Borrower may not at any time reduce the Aggregate Revolving Commitment Amounts below the Aggregate Revolving Outstandings.  The Borrower may, at any time when the Existing Letters of Credit is no longer outstanding, upon not less than three Business Days prior written notice to the Banks, terminate the Revolving Commitments in their entirety.  Upon termination of the Revolving Commitments pursuant to this Section, the Borrower shall pay to the Agent for the account of the Banks the full amount of all outstanding Advances, all accrued and unpaid interest thereon, all unpaid Unused Revolving Commitment Fees accrued to the date of such termination, and all other unpaid obligations of the Borrower to the Agent and the Banks hereunder and shall pay into the Holding Account an amount equal to the aggregate face amount of the Existing Letter of Credit.

          Section 2.9  Unused Revolving Commitment Fees.  The Borrower shall pay to the Agent for the account of each Bank fees (the “Unused Revolving Commitment Fees”) in an amount determined by applying a rate of one-quarter of one percent (0.25%) per annum to the average daily Unused Revolving Commitment of such Bank for the period from the Closing Date to the Termination Date.  Such Unused Revolving Commitment Fees are payable in arrears on each January 31, April 30, July 31 and October 31 and on the Termination Date.

          Section 2.10          Letter of Credit Fees.  On January 31, 2001, the Borrower shall pay to the Agent, for the account of the Banks, fees (collectively, “Letter of Credit Fees”) with respect to the Existing Letter of Credit in an amount equal to 2.5 percent of the original face amount of the Existing Letter of Credit, provided, that, if, during the period from January 31, 2001 to January 31, 2002, the Existing Letter of Credit is cancelled without being drawn, each Bank shall severally refund to the Borrower a portion of the Letter of Credit Fee previously paid to such Bank by the Borrower equal to the product of (i) the amount of the Letter of Credit Fee paid to such Bank multiplied by (ii) a fraction, the numerator of which is the number of days between (but not including) the day the Existing Letter of Credit is cancelled and January 31, 2002 and the denominator of which is 365.  Each Bank may set off any refund of the Letter of Credit Fees contemplated by the forgoing sentence against any amounts due and payable to such Bank on the date such refund is payable.  The Borrower shall pay to U.S. Bank for its own account, on demand, all fees customarily charged by U.S. Bank with respect to the issuance, renewal, amendment, administration or payment of the Existing Letter of Credit.

          Section 2.11          Computation.  Unused Revolving Commitment Fees and interest on Loans shall be computed on the basis of actual days elapsed and a year of 360 days.

          Section 2.12          Certain Fees.

          2.12(a) Agent Fee.  The Borrower shall pay to the Agent, for its separate account, fees (“Agent Fees”) as provided for in a separate letter agreement between the Borrower and the Agent.

          2.12(b) Borrowing Base Fee.  If at anytime during any calendar month, the Aggregate Revolving Outstandings exceeds the Borrowing Base (calculated exclusive of the Borrowing Base Supplement) by any amount, the Borrower shall, on or before the 10th day of the next following month, pay to the Agent for the ratable benefit of the Banks a non-refundable fee in the amount of $2,000.00.

          Section 2.13          Payments.  Payments and prepayments of principal of, and interest on, the Notes and all fees, expenses and other obligations under this Agreement payable to the Agent or the Banks shall be made without setoff or counterclaim in Immediately Available Funds not later than 1:00 P.M. (Minneapolis time) on the dates called for under this Agreement and the Notes to the Agent at its main office in Minneapolis, Minnesota.  Funds received after such time shall be deemed to have been received on the next Business Day. The Agent will promptly distribute in like funds to each Bank its ratable share of each such payment of principal, interest, Unused Revolving Commitment Fees and Letter of Credit Fees received by the Agent for the account of the Banks.  Whenever any payment to be made hereunder or on the Revolving Notes shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time, in the case of a payment of principal, shall be included in the computation of any interest on such principal payment.

          Section 2.14          Revolving Commitment Ending Date.  The “Revolving Commitment Ending Date” is June 29, 2001.

          Section 2.15          Use of  Loan Proceeds.  The Term A Loan, the Term B Loan and Term C Loan shall each refinance a portion (equal to the principal amount of such Loan) of the Existing Revolving Loans.   The initial Revolving Loans shall be used to refinance the Existing Revolving Loans and to pay the fees, costs and expenses of the Agent and the Banks payable pursuant to this Agreement.  The proceeds of any subsequent Revolving Loans shall be used for (i) repayment to U.S. Bank of Unpaid Drawings (any such Revolving Loan being also referred to herein as an “Unpaid Drawing Repayment Loan”) and (ii) other general corporate purposes of the Borrower.   No part of the proceeds of any Loans shall be used, directly or indirectly, to purchase or carry any margin stock (as defined in Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying such margin stock.

          Section 2.16          Capital Adequacy.  In the event that any Regulatory Change reduces or shall have the effect of reducing the rate of return on any Bank’s capital or the capital of its parent corporation (by an amount such Bank deems material) as a consequence of its Revolving Commitment and/or its Loans and/or the Existing Letter of Credit or any Bank’s obligations to make Revolving Loans to cover Letters of Credit to a level below that which such Bank or its parent corporation could have achieved but for such Regulatory Change (taking into account such Bank’s policies and the policies of its parent corporation with respect to capital adequacy), then the Borrower shall, within five days after written notice and demand from such Bank (with a copy to the Agent), pay to such Bank additional amounts sufficient to compensate such Bank or its parent corporation for such reduction.  Any determination by such Bank under this Section and any certificate as to the amount of such reduction given to the Borrower by such Bank shall be final, conclusive and binding for all purposes, absent manifest error.

          Section 2.17          Collection of Accounts and Payments.

           (a)      Collection of Accounts and Payments; Collateral Accounts.  Prior to the Closing Date, the Borrower has established three post office boxes maintained by the Bank (each, a “Lock Box”). From and after the Closing Date, each Lock Box shall be under the sole dominion and control of the Agent for the benefit of the Banks.  The Borrower shall cause, and shall cause each Subsidiary (other than Norstan Canada) to cause, all Account Debtors of the Borrower or such Subsidiary to direct all monies, checks, notes, drafts or any other payment relating to, or proceeds of, Accounts or other Collateral (individually, a “Payment Item,” and collectively, “Payment Items”) to a Lock Box. When the Borrower or any Subsidiary (other than Norstan Canada) (or any shareholders, directors, officers, employees, agents or those Persons acting for or in concert with the Borrower or such Subsidiary) shall receive or come into the possession or control of any Payment Item or Payment Items, including without limitation any Payment Item directed to a Lock Box, then, immediately upon receipt thereof, except as otherwise permitted in a writing signed by the Agent, the Borrower, such Subsidiary or other party shall deposit the same or cause the same to be deposited, in kind in precisely the form in which such Payment Item was received (with all Payment Items endorsed if necessary for collection) to a Lock Box or deliver such Payment Items, so endorsed, to the Agent for deposit into a Lock Box.  All Payment Items deposited to any Lock Box will be transferred each Business Day by the Agent from such Lock Box to a collateral account maintained by the Agent for the ratable benefit of the Banks (the “Collateral Account”). All Payment Items, both before and after deposit into the Collateral Account, shall be the sole and exclusive property of the Agent for the ratable benefit of the Banks.

          (b)      Distributions from Collateral Account.  Each Business Day on which Payment Items have been deposited into the Collateral Account (the “Deposit Day”), the Agent shall apply the funds represented by the Payment Items by automated clearing house transfer as follows: (a) first, to the Banks ratably in accordance with their Revolving Commitment Percentages for application to the principal outstanding upon the Revolving Loans, and (b) second, if no Event of Default is continuing, to the Borrower; provided, that, if an Event of Default is continuing, the Agent shall apply such funds to the Obligations in such order of application deemed appropriate by the Majority Banks.  Such transmittal shall be effective one (1) day Business Day after the Deposit Day.  In the event that a Payment Item or Payment Items deposited in the Collateral Account are returned uncollected, the Agent may debit any separate general or operating account maintained with the Agent by the Borrower by an amount equal to the sum of such returned or uncollected Payment Items or debit the Collateral Account, and, if such returned or uncollected Payment Items are not satisfied by debit against any separate general or operating account maintained with the Agent by the Borrower, the Agent may seek direct reimbursement from the Borrower in an amount or the Collateral Account equal to the sum of such returned or uncollected Payment Items. The Borrower agrees to reimburse the Agent, for any and all returned or uncollected Payment Items received by the Agent. If any returned or uncollected Payment Items are not satisfied by a debit against the separate general or operating accounts maintained with the Agent by the Borrower or by direct reimbursement from the Borrower, the Agent may make an Advance under the Revolving Commitments in an amount equal to the sum of the returned or uncollected Payment Items. In the event that the Revolving Commitments shall have been terminated, or if an Advance under the Revolving Commitments is not made for any reason whatsoever, and to the extent that the Borrower has failed to reimburse the Agent for such returned or uncollected Payment Items, the Banks shall indemnify the Agent ratably from any liability pursuant to such returned or uncollected Payment Items in accordance with Section 8.9.

          (c)      Fees and Expenses of Agent.  The Borrower agrees to pay the Agent any and all reasonable fees, costs and expenses, including without limitation, the Agent’s customary fee for lock box account services, which the Agent incurs in connection with the Lock Boxes and collection of any Payment Item hereunder. As to Payment Items received by the Agent in currency other than U.S. Dollars, the Secured Party may, in the Secured Party’s sole discretion, convert such Payment Items to U.S. Dollars in accordance with its customary practices for the purpose of application of such Payment Items in accordance with the provisions hereof.

          (d)      Canadian Account.  The Borrower shall cause Norstan Canada to direct all proceeds from the sale of all Collateral owned by Norstan Canada to an account (the "Canadian Account") maintained with Bank of Montreal.  Such account shall be an operating account for Norstan Canada from which it may draw amounts necessary for its operations subject to the provisions and limitations of this Agreement.  Within fifteen days following execution and delivery of this Agreement, the Borrower shall provide to the Agent a letter, in form and substance acceptable to the Agent, signed by an authorized officer of the Borrower addressed to the Bank of Montreal irrevocably authorizing such bank to honor the instructions of the Agent with respect to disposition of amounts on deposit in the Canadian Account. The Agent at any time may contact such bank to verify the amount of the funds in the Canadian Account.  After the occurrence of an Event of Default, and during the continuance thereof, the Agent may instruct such bank to forward to the Agent for deposit in the Collection Account all amounts held in the Canadian Account.

          (e)      Effect of Security Agreement.  The terms of this Section 2.17 shall apply notwithstanding anything to the contrary contained in the Security Agreement of the Borrower.

ARTICLE III
CONDITIONS PRECEDENT

          Section 3.1  Conditions of Initial Loans.  The making of the initial Revolving Loans, the Term A Loans, the Term B Loans and the Term C Loans shall be subject to the prior or simultaneous fulfillment of the following conditions:

          (a)      Documents.  The Agent shall have received the following, in form and substance acceptable to the Agent, in sufficient counterparts (except for the Notes and the fee letter described in clause xxii below) for each Bank:

          (i)       A Revolving Note, a Term A Note, a Term B Note and a Term C Note, drawn to the order of each Bank in the appropriate amount, executed by a duly authorized officer (or officers) of the Borrower and dated the Closing Date.

          (ii)      A Consent and Agreement of Guarantors in the form prescribed by the Banks and dated the Closing Date, executed by a duly authorized officer of such Guarantor

          (iii)     The Warrant Issuance Agreement and the Warrant Registration Agreement, each in the form prescribed by the Banks and dated the Closing Date, each duly executed by the Borrower.

          (iv)     A copy of the corporate resolution of the Borrower authorizing the execution, delivery and performance of the Borrower Loan Documents, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Borrower.

          (v)      An incumbency certificate showing the names and titles and bearing the signatures of the officers of the Borrower authorized to execute the Borrower Loan Documents and to request Revolving Loans hereunder, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Borrower

          (vi)     A copy of the Articles of Incorporation of the Borrower with all amendments thereto, certified by the appropriate governmental official of the jurisdiction of its incorporation as of a date acceptable to the Agent.

          (vii)    A certificate of good standing for the Borrower in the jurisdiction of its incorporation and in any state where the nature of its operation requires it to obtain authorization to do business as a foreign corporation, certified by the appropriate governmental officials as of a date acceptable to the Banks.

          (viii)    A copy of the bylaws of the Borrower, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Borrower.

          (ix)     A copy of the corporate resolution of each Guarantor authorizing the execution, delivery and performance of the Guarantor’s Consent.

          (x)      An incumbency certificate for each Guarantor showing the names and titles and bearing the signatures of the officers of such Guarantor authorized to execute the Guarantor’s Consent, certified as of the Closing Date by the Secretary or an Assistant Secretary of such Guarantor.

          (xi)     A copy of the Articles of Incorporation of each Guarantor with all amendments thereto, certified by the appropriate governmental official of the jurisdiction of its incorporation as of a date acceptable to the Agent.

          (xii)    A certificate of good standing for each Guarantor in the jurisdiction of its incorporation and in any state in which the nature of its operations requires it to obtain authorization to do business as a foreign corporation, certified by the appropriate governmental officials as of a date acceptable to the Agent.

          (xiii)    A copy of the bylaws of each Guarantor, certified as of the Closing Date by the Secretary or an Assistant Secretary of such Guarantor.

          (xiv)   The Borrower shall furnished to the Agent a list, in a form reasonably acceptable to the Agent, of all patents, trademarks and copyrights owned by the Borrower or any Subsidiary and recorded with the U.S. Office of Patents and Trademarks or U.S. Office of Copyrights, as applicable.

          (xv)    The Agent shall have received collateral assignment documents in a form reasonably acceptable to the Agent, covering the security interest granted to the Agent in the applicable Security Agreement in the patents, trademarks and copyrights registered by the Borrower or any Subsidiary and recordable with the U.S. Office of Patents and Trademarks or U.S. Office of Copyrights, as applicable, duly executed by the Borrower or such Subsidiary.

          (xvi)   Insurance certificates in form and substance acceptable to the Agent and listing the Agent as loss payee thereon and as additional insured, indicating that the Borrower and each Subsidiary has obtained insurance of the type specified in this Agreement and in the Security Agreements.

          (xvii)   A completed field survey and collateral audit by the Agent’s examiners in form and substance acceptable to the Banks.

          (xviii)  An initial Borrowing Base Certificate, completed as of the Closing Date and otherwise in form and substance acceptable to the Agent.

          (xix)   A certificate executed by a duly authorized officer of the Borrower certifying that the agreements between NCI and Siemens, and between certain affiliates of Siemens and Communications Networks, Inc have not been amended or otherwise modified since copies of such agreements were previously furnished to the Banks, that such agreements remain in full force and effect as of the Closing Date, there exists no default or event of default under such agreements and neither the Borrower nor any Subsidiary has received a notice of termination of any such agreements.

          (xx)    [Reserved].

          (xxi)   [Reserved].

          (xxii)   A fee letter setting forth the Agent Fee, duly executed by the Borrower.

          (xxiii)  Proper financing statements (Form UCC-1) executed and suitable for filing under the Uniform Commercial Code for all jurisdictions as may be necessary or, in the opinion of the Agent, desirable to perfect the Liens created under the Security Agreements.

          (xxiv)  Completed UCC, tax lien and judgment and Canadian lien searches for the Borrower and the Subsidiaries in such jurisdications deemed appropriate by the Banks and otherwise satisfactory to the Banks demonstrating that there are no Liens superior to the Liens of the Banks in the property of the Borrower.

          (xxv)  A list in form and substance acceptable to the Banks showing all locations where the Borrower or any Subsidiary stores any inventory or equipment and the approximate value, on a cost basis, of all inventory and equipment stored at such locations as of the Closing Date.

          (xxvi)  The Banks shall have confirmed that, upon the funding of the Loans including the initial Revolving Loans, all accrued and unpaid interest upon the existing revolving loans under the Existing Credit Agreement shall be paid in full on the Closing Date, either from the proceeds of such Loans or from cash furnished by the Borrower at Closing Date.

          (b)      Retention of Advisor.  The Borrower shall have retained an investment banker or other financial advisor reasonably acceptable to the Banks, by one or more agreements reasonably acceptable to the Banks, for the purpose of assisting the Borrower in developing a strategy to maximize the value of the Borrower's assets and minimize the Obligations, by asset dispositions (including identifying any non-strategic assets for divestiture), financing or re-financing from other lenders or otherwise, and in any event including specific actions to be taken to reduce the Obligations, the dates by which such actions are to be completed, and the expected dollar amounts of such reductions (the "Restructuring Plan"), and either such Restructuring Plan has been delivered to the Banks or the Borrower and its advisor have set a date acceptable to the Lenders for delivery of the Restructuring Plan.

          (c)      Amendment Fee.  The Borrower shall have paid to the Agent for the ratable benefit of the Banks a nonrefundable, amendment fee in the amount of 0.25% of the sum of the Aggregate Revolving Commitments, the Term A Loans, the Term B Loans and the Term C Loans, which amount shall be fully earned.

          (d)      Opinion.  The Borrower shall have requested Maslon, Edelman Borman & Brand, its counsel, to prepare a written opinion, addressed to the Banks and dated the Closing Date, covering matters acceptable to the Banks and their counsel, and such opinion shall have been delivered to the Agent in sufficient counterparts for each Bank.

          (e)      Compliance.  The Borrower shall have performed and complied with all agreements, terms and conditions contained in this Agreement required to be performed or complied with by the Borrower prior to or simultaneously with the Closing Date.

          (f)       Funding Reserve.  As a condition to the making of the initial Revolving Loan, the Borrower shall satisfy the requirements of Section 2.1(a) with respect to the Funding Reserve.

          (g)      Other Matters.  All corporate and legal proceedings relating to the Borrower and the Guarantors and all instruments and agreements in connection with the transactions contemplated by this Agreement shall be satisfactory in scope, form and substance to the Agent, the Banks and their special counsel, and the Agent shall have received all information and copies of all documents, including records of corporate proceedings, as any Bank or such special counsel may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities.

          (h)      Fees and Expenses.  The Agent shall have received for itself and for the account of the Banks and PriceWaterhouse Coopers, as applicable, all fees and other amounts due and payable by the Borrower on or prior to the Closing Date, including the fees and expenses of the Agent, the Banks, PriceWaterhouse Coopers or counsel to the Agent or the Banks payable pursuant to Section 9.2.

          Section 3.2  Conditions Precedent to all Loans.  The making hereunder of any Revolving Loans (including the initial Revolving Loans), Term A Loans, Term B Loans and Term C Loans and the renewal of the Existing Letter of Credit shall be subject to the fulfillment of the following conditions:

          (a)      Representations and Warranties.  The representations and warranties contained in Article IV shall be true and correct on and as of the Closing Date and on the date of each Revolving Loan or the date of renewal of the Existing Letter of Credit, with the same force and effect as if made on such date.

          (b)      No Default.  No Default or Event of Default shall have occurred and be continuing on the Closing Date and on the date of each Revolving Loan or the date of renewal of the Existing Letter of Credit or will exist after giving effect to the Revolving Loans made on such date or the date the Existing Letter of Credit is renewed.

          (c)      Notices and Requests.  In the case of Revolving Loans the Agent shall have received the Borrower’s request for such Revolving Loans as required under Section 2.2 (except as otherwise provided in Section 2.2 (b)).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

          To induce the Banks to enter into this Agreement, to grant the Revolving Commitments and to make the Loans hereunder, and to induce U.S. Bank to renew the Existing Letter of Credit, the Borrower represents and warrants to the Banks:

          Section 4.1  Organization, Standing, Etc. The Borrower is a corporation duly incorporated and validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted, to enter into this Agreement and to issue the Notes and to perform its obligations under the Borrower Loan Documents.  Each Subsidiary is a corporation duly incorporated and validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted, to enter into the Loan Documents to which it is a party and to perform its obligations under such Loan Documents.  Each of the Borrower and the Subsidiaries (a) holds all certificates of authority, licenses and permits necessary to carry on its business as presently conducted in each jurisdiction in which it is carrying on such business, except where the failure to hold such certificates, licenses or permits would not have a material adverse effect on the business, operations, property, assets or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, and (b) is duly qualified and in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary and the failure so to qualify would permanently preclude the Borrower or such Subsidiary from enforcing its rights with respect to any assets or expose the Borrower or such Subsidiary to any liability, which in either case would be material to the Borrower and the Subsidiaries taken as a whole.

          Section 4.2  Authorization and Validity.  The execution, delivery and performance by the Borrower and each Subsidiary of the Loan Documents to which it is a party have been duly authorized by all necessary corporate action by the Borrower or such Subsidiary, and this Agreement constitutes, and the Notes and other Loan Documents when executed will constitute, the legal, valid and binding obligations of the Borrower or each Subsidiary party thereto, enforceable against the Borrower or such Subsidiary in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

          Section 4.3  No Conflict; No Default.   The execution, delivery and performance by the Borrower or any Subsidiary of the Loan Documents to which it is a party will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Borrower or such Subsidiary, (b) violate or contravene any provision of the Articles of Incorporation, bylaws or other organizational documents of the Borrower or such Subsidiary, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which the Borrower or such Subsidiary is a party (except for the transaction documents existing on the Closing Date between NFS and Fleet) or by which it or any of its properties may be bound or result in the creation of any Lien thereunder.  Neither the Borrower nor any Subsidiary is in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or (except as provided in the forgoing sentence) any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole.

          Section 4.4  Government Consent.  No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of the Borrower or any Subsidiary to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents to which it is a party.

          Section 4.5  Financial Statements and Condition.  The Borrower’s audited consolidated financial statements as at April 30, 2000 and its unaudited financial statements as at October 28, 2000 as heretofore furnished to the Banks, have been prepared in accordance with GAAP on a consistent basis (except for year-end audit adjustments as to the interim statements) and fairly present the financial condition of the Borrower and its Subsidiaries as at such dates and the results of their operations and changes in financial position for the respective periods then ended.  As of the dates of such financial statements, neither the Borrower nor any Subsidiary had any material obligation, contingent liability, liability for taxes or long-term lease obligation which is not reflected in such financial statements or in the notes thereto.  Other than as may have been previously disclosed to the Banks in writing, since October 28, 2000 there has been no material adverse change in the business, operations, property, assets or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole.

          Section 4.6  Litigation.  Except as disclosed in Schedule 4.6 hereto, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any of their properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which, if determined adversely to the Borrower or such Subsidiary, would have a material adverse effect on the business, operations, property or condition (financial or otherwise) of the Borrower and the Subsidiaries taken as a whole or on the ability of the Borrower or any Subsidiary to perform its obligations under the Loan Documents.

          Section 4.7  Environmental, Health and Safety Laws.  Except as disclosed on Schedule 4.7, there does not exist any violation by the Borrower or any Subsidiary of any applicable federal, state or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to environmental, pollution, health or safety matters which will or threatens to impose a material liability on the Borrower or a Subsidiary or which would require a material expenditure by the Borrower or such Subsidiary to cure.  Except as disclosed on Schedule 4.7, neither the Borrower nor any Subsidiary has received any notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole.

          Section 4.8  ERISA.  Each Plan complies with all material applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements.  No Reportable Event has occurred and is continuing with respect to any Plan.  All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would permit the institution of proceedings to terminate any Plan under Section 4042 of ERISA.  The current value of the Plans’ benefits guaranteed under Title IV of ERISA does not exceed the current value of the Plans’ assets allocable to such benefits.

          Section 4.9  Federal Reserve Regulations.  Neither the Borrower nor any Subsidiary is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board).  The value of all margin stock owned by the Borrower does not constitute more than 25% of the value of the assets of the Borrower.

          Section 4.10          Title to Property; Leases; Liens; Subordination.  Each of the Borrower and the Subsidiaries has (a) good and marketable title to its real properties and (b) good and sufficient title to, or valid, subsisting and enforceable leasehold interest in, its other material properties, including all real properties, other properties and assets, referred to as owned by the Borrower and its Subsidiaries in the most recent financial statement referred to in Section 4.5 (other than property disposed of since the date of such financial statements in the ordinary course of business).  None of such properties owned by the Borrower or any Subsidiary is subject to a Lien, except as allowed under Section 6.12.  Neither the Borrower nor any Subsidiary subordinated any of its rights under any obligation owing to it to the rights of any other person.

          Section 4.11          Taxes.  Each of the Borrower and the Subsidiaries has filed all federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower).  No material tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges.  The charges, accruals and reserves on the books of the Borrower in respect of taxes and other governmental charges are adequate and the Borrower knows of no proposed material tax assessment against it or any Subsidiary or any basis therefor.

          Section 4.12          Trademarks, Patents.  Each of the Borrower and the Subsidiaries possesses or has the right to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know-how, processes, methods and designs used in or necessary for the conduct of its business, without known conflict with the rights of others.

          Section 4.13          Burdensome Restrictions.  Neither the Borrower nor any Subsidiary is a party to or otherwise bound by any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter, corporate or partnership restriction which would foreseeably have a material adverse effect on the business, properties, assets, operations or condition (financial or otherwise) of the Borrower or such Subsidiary or on the ability of the Borrower or any Subsidiary to carry out its obligations under any Loan Document.

          Section 4.14          Force Majeure.  Since the date of the most recent financial statement referred to in Section 4.5, the business, properties and other assets of the Borrower and the Subsidiaries have not been materially and adversely affected in any way as the result of any fire or other casualty, strike, lockout, or other labor trouble, embargo, sabotage, confiscation, condemnation, riot, civil disturbance, activity of armed forces or act of God.

          Section 4.15          Investment Company Act.  Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended.

          Section 4.16          Public Utility Holding Company Act.  Neither the Borrower nor any Subsidiary is a “holding company” or a “subsidiary company” of a holding company or an “affiliate” of a holding company or of a subsidiary company of a holding company within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          Section 4.17          Retirement Benefits.  Under Statement of Financial Accounting Standard No. 106 of the Financial Accounting Standards Board and the accounting rules with respect thereto, the present value of the expected cost to the Borrower and the Subsidiaries of post-retirement medical and insurance benefits with respect to employees, as estimated by the Borrower in accordance with GAAP is not material.

          Section 4.18          Full Disclosure.  Subject to the following sentence, neither the financial statements referred to in Section 4.5 nor any other certificate, written statement, exhibit or report furnished by or on behalf of the Borrower in connection with or pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading.  Certificates or statements furnished by or on behalf of the Borrower to the Banks consisting of projections or forecasts of future results or events have been prepared in good faith and based on good faith estimates and assumptions of the management of the Borrower, and the Borrower has no reason to believe that such projections or forecasts are not reasonable.

          Section 4.19          Subsidiaries.  Schedule 4.19 sets forth as of the date of this Agreement a list of all Subsidiaries and the number and percentage of the shares of each class of capital stock owned beneficially or of record by the Borrower or any Subsidiary therein, and the jurisdiction of incorporation of each Subsidiary.  Except as otherwise indicated in Schedule 4.19, all shares of each Subsidiary owned by the Borrower or by any other Subsidiary are validly issued and fully paid and nonassessable.

          Section 4.20          Registered Intellectual Property.  The collateral assignment documents furnished by the Borrower or any Subsidiary to the Agent pursuant to Section 3.1(a)(xv) list all patents, trademarks and copyrights registered by the Borrower or any Subsidiary and recorded with the U.S. Office of Patents and Trademarks or U.S. Office of Copyrights, as applicable.

ARTICLE V
AFFIRMATIVE COVENANTS

          Until any obligation of the Banks hereunder to make the Loans, and any obligation of U.S. Bank to renew the Existing Letters of Credit shall have expired or been terminated and the  Notes and all of the other Obligations have been paid in full, and no amount is available to be drawn under the under the Existing Letter of Credit, unless the Majority Banks shall otherwise consent in writing:

          Section 5.1  Financial Statements and Reports.  The Borrower will furnish to the Banks:

          (a)      As soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, (i) the consolidated and consolidating financial statements of the Borrower and the Subsidiaries consisting of at least statements of operations, cash flows and shareholders’ equity and a consolidated balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit, and with respect to the consolidated statements, certified without qualification by Arthur Andersen or other independent certified public accountants of recognized national standing selected by the Borrower and acceptable to the Agent, (ii) the consolidated financial statements of the Borrower and the Subsidiaries consisting of at least statements of operations and a consolidated balance sheet as at the end of such year, and (iii) a statement of the Borrower’s Contingent Obligations as at the end of such fiscal year.

          (b)      Together with the audited financial statements required under Section 5.1 (a)(i), a statement by the accounting firm performing such audit to the effect that it has reviewed this Agreement and that in the course of performing its examination nothing came to its attention that caused it to believe that any Default or Event of Default exists, or, if such Default or Event of Default exists, describing its nature.

          (c)      As soon as available and in any event within 45 days after the end of each month of the Borrower, (i) unaudited consolidated and consolidating statements of operations for the Borrower and the Subsidiaries for such month and for the year to date and cash flows for the period from the beginning of such fiscal year to the end of such month and a consolidated balance sheet of the Borrower as at the end of such month, setting forth in comparative form (i) figures for the corresponding period for the preceding fiscal year and (ii) figures for the corresponding period appearing in the budgeted financial statements furnished by the Borrower to the Banks as of the Closing Date, each accompanied by a certificate signed by the chief financial officer of the Borrower stating that such financial statements present fairly the financial condition of the Borrower and the Subsidiaries and that the same have been prepared in accordance with GAAP.

          (d)      As soon as practicable and in any event within 45 days after the end of each month of the Borrower, a statement signed by the chief financial officer of the Borrower demonstrating in reasonable detail compliance (or noncompliance, as the case may be) with Sections 6.8, 6.16, 6.18 and 6.19 as at the end of such month and stating that as at the end of such month there did not exist any Default or Event of Default or, if such Default or Event of Default existed, specifying the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto.

          (e)      [Reserved].

          (f)       Immediately upon any officer of the Borrower becoming aware of any Default or Event of Default, a notice describing the nature thereof and what action the Borrower proposes to take with respect thereto.

          (g)      Immediately upon any officer of the Borrower becoming aware of the occurrence, with respect to any Plan, of any Reportable Event or any Prohibited Transaction, a notice specifying the nature thereof and what action the Borrower proposes to take with respect thereto, and, when received, copies of any notice from PBGC of intention to terminate or have a trustee appointed for any Plan.

          (h)      Promptly upon the mailing or filing thereof, copies of all financial statements, reports and proxy statements mailed to the Borrower’s shareholders, and copies of all registration statements, periodic reports and other documents filed with the Securities and Exchange Commission (or any successor thereto) or any national securities exchange.

          (i)       Promptly upon their distribution, copies of all financial statements, reports and proxy statements which the Borrower or any Subsidiary shall have sent to its stockholders.

          (j)       Promptly after the sending or filing thereof, copies of all regular and periodic financial reports (including all Form 10-K and Form 10-Q reports) which the Borrower or any Subsidiary shall file with the Securities and Exchange Commission or any national securities exchange.

          (k)      [Reserved].

          (l)       As soon as practicable and in any event within 30 days after the end of each month, a Borrowing Base Certificate signed by an appropriate financial officer of the Borrower, reporting the Borrowing Base as of the last day of the month just ended, and on the first Business Day of each week updated information with respect to the gross amount of Accounts together with a calculation of the amount available for borrowing, certified by an appropriate financial officer of the Borrower.

          (m)     From time to time, such other information regarding the business, operation and financial condition of the Borrower and the Subsidiaries as any Bank may reasonably request.

          Section 5.2  Corporate Existence.  The Borrower will maintain, and cause each Subsidiary to maintain, its corporate existence in good standing under the laws of its jurisdiction of incorporation and its qualification to transact business in each jurisdiction where failure so to qualify would permanently preclude the Borrower or such Subsidiary from enforcing its rights with respect to any material asset or would expose the Borrower or such Subsidiary to any material liability; provided, however, that nothing herein shall prohibit the merger or liquidation of any Subsidiary allowed under Section 6.1.

          Section 5.3  Insurance.  The Borrower shall maintain, and shall cause each Subsidiary to maintain, with financially sound and reputable insurance companies such insurance as may be required by law and such other insurance in such amounts and against such hazards as is customary in the case of reputable firms engaged in the same or similar business and similarly situated.

          Section 5.4  Payment of Taxes and Claims.  The Borrower shall file, and cause each Subsidiary to file, all tax returns and reports which are required by law to be filed by it and will pay, and cause each Subsidiary to pay, before they become delinquent all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including but not limited to those of suppliers, mechanics, carriers, warehouses, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as the Borrower’s or such Subsidiary’s title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on the Borrower’s or such Subsidiary’s books in accordance with GAAP.

          Section 5.5  Inspection.  The Borrower shall permit any Person designated by the Agent or any Bank to visit and inspect any of the properties, corporate books and financial records of the Borrower and the Subsidiaries, to examine and to make copies of the books of accounts and other financial records of the Borrower and the Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and the Subsidiaries with, and to be advised as to the same by, its officers at such reasonable times and intervals as the Agent or such Bank may designate.  So long as no Event of Default exists, such visits, inspections, audits and examinations shall be at the expense of the Agent and the Banks, but any such visits, inspections, audits and examinations shall be at the expense of the Borrower if such visits, inspections, audits and examinations (a) are made while any Event of Default is continuing, or (b) constitute the quarterly audit of the Borrowing Base to be conducted by the Agent.

          Section 5.6  Maintenance of Properties.  The Borrower will maintain, and cause each Subsidiary to maintain, its properties used or useful in the conduct of its business in good condition, repair and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

          Section 5.7  Books and Records.  The Borrower will keep, and will cause each Subsidiary to keep, adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs.

          Section 5.8  Compliance.  The Borrower will comply, and will cause each Subsidiary to comply, in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject; provided, however, that failure so to comply shall not be a breach of this covenant if such failure does not have, or is not reasonably expected to have, a materially adverse effect on the properties, business, prospects or condition (financial or otherwise) of the Borrower or such Subsidiary and the Borrower or such Subsidiary is acting in good faith and with reasonable dispatch to cure such noncompliance.

          Section 5.9  Notice of Litigation.  The Borrower will give prompt written notice to the Agent of the commencement of any action, suit or proceeding before any court or arbitrator or any governmental department, board, agency or other instrumentality affecting the Borrower or any Subsidiary or any property of the Borrower or a Subsidiary or to which the Borrower or a Subsidiary is a party in which an adverse determination or result could have a material adverse effect on the business, operations, property or condition (financial or otherwise) of the Borrower and the Subsidiaries taken as a whole or on the ability of the Borrower or any Subsidiary to perform its obligations under this Agreement and the other Loan Documents, stating the nature and status of such action, suit or proceeding.

          Section 5.10          ERISA.  The Borrower will maintain, and cause each Subsidiary to maintain, each Plan in compliance with all material applicable requirements of ERISA and of the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and of the Code and will not and not permit any of the ERISA Affiliates to (a) engage in any transaction in connection with which the Borrower or any of the ERISA Affiliates would be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in either case in an amount exceeding $50,000, (b) fail to make full payment when due of all amounts which, under the provisions of any Plan, the Borrower or any ERISA Affiliate is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency (as such term is defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect to any Plan in an aggregate amount exceeding $100,000 or (c) fail to make any payments in an aggregate amount exceeding $100,000 to any Multiemployer Plan that the Borrower or any of the ERISA Affiliates may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto.

          Section 5.11          Environmental Matters; Reporting.  The Borrower will observe and comply with, and cause each Subsidiary to observe and comply with, all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non-compliance could result in a material liability or otherwise have a material adverse effect on the Borrower and the Subsidiaries taken as a whole.  The Borrower will give the Agent prompt written notice of any violation as to any environmental matter by the Borrower or any Subsidiary and of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters (a) in which an adverse determination or result could result in the revocation of or have a material adverse effect on any operating permits, air emission permits, water discharge permits, hazardous waste permits or other permits held by the Borrower or any Subsidiary which are material to the operations of the Borrower or such Subsidiary, or (b) which will or threatens to impose a material liability on the Borrower or such Subsidiary to any Person or which will require a material expenditure by the Borrower or such Subsidiary to cure any alleged problem or violation.

          Section 5.12          Landlord Waivers.  Upon the written request of the Agent, the Borrower shall undertake its commercially reasonable best efforts to obtain, and to cause its Subsidiaries that have granted security interests to the Agent to obtain, the execution of landlord waivers in form and substance acceptable to the Agent by the lessor with respect to any of the Borrower’s or such Subsidiaries’ business premises (each, a “Lessor”), whereby each such Lessor would, among other things, acknowledge the security interest in favor of the Agent and the Banks in the Borrower’s or such Subsidiaries’ assets and agree to allow the Agent and the Banks to have access to the leased premises in order to enforce such security interest or protect such collateral.  The foregoing obligations of the Borrower are in addition to its obligations under Section 8 of the Security Agreements.

          Section 5.13          Intercreditor Agreements.  Upon the written request by the Agent, the Borrower will undertake its commercially reasonable best efforts to obtain the execution and delivery of (a) the Fleet Intercreditor Agreement by Fleet, the Borrower and any Subsidiary party thereto and (b) the LaSalle Intercreditor Agreement by LaSalle, the Borrower and any Subsidiary party thereto.

          Section 5.14          Restructuring Plan.  The Borrower shall furnish the completed Restructuring Plan to the Banks by the date specified pursuant to Section 3.1(b), which Restructuring Plan shall: (i) contain the Borrower's and its advisor's estimate of the value of the Borrower's assets, (ii) detail the expected timing for implementation and completion of the Restructuring Plan and the manner in which the Borrower proposes to operate its business during the period through completion of the Restructuring Plan, and (iii) identify any advisors, brokers or other professionals proposed to be retained by the Borrower to implement the transactions contemplated by the Restructuring Plan.

          Section 5.15          Canadian Perfection Instruments.  Within 5 days of any written request by the Agent or its counsel, the Borrower shall, or shall cause any applicable Subsidiary to, execute and deliver to the Agent such documents or instruments in a form prescribed by the Agent to perfect the Agent’s security interest in any Collateral located in Canada or any province thereof.  In addition to its obligations under Section 9.2, the Borrower shall pay upon demand the reasonable fees and expenses of counsel retained by the Agent in Canada to prepare and record the documents and instruments referred to in the forgoing sentence and to prepare any customary opinion letters reflecting the perfection of the Agent’s security interests effected by such documents and instruments.

ARTICLE VI
NEGATIVE COVENANTS

          Until any obligation of the Banks hereunder to make the Loans, and any obligation of U.S. Bank to renew the Existing Letters of Credit shall have expired or been terminated and the Notes and all of the other Obligations have been paid in full, and no amount is available to be drawn under the Existing Letter of Credit, unless the Majority Banks shall otherwise consent in writing:

          Section 6.1  Merger.  The Borrower will not merge or consolidate or enter into any analogous reorganization or transaction with any Person or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or permit any Subsidiary to do any of the foregoing; provided, however, any Subsidiary may be merged with or liquidated into the Borrower or any wholly-owned Subsidiary (if the Borrower or such wholly-owned Subsidiary is the surviving corporation).

          Section 6.2  Sale of Assets.  The Borrower will not, and will not permit any Subsidiary to, sell, transfer, lease or otherwise convey all or any substantial part of its assets except for:

          (a)      sales and leases of Inventory in the ordinary course of business or ordinary course sales of obsolete or worn-out equipment;

          (b)      sales or transfers by a Subsidiary to the Borrower or a wholly-owned subsidiary;

          (c)      [Reserved].

          (d)      sales or other transfers of (including the granting of security interests in) NFS Lease Accounts and related leases, equipment and servicing arrangements made by NFS or NCI in connection with the financing of NFS Lease Accounts (and related NFS leases), subject to the following conditions: (i) the Net Proceeds of such financing are applied pursuant to Section 2.6(c), (ii) the terms of such financing are (A) without recourse to the Borrower (except as provided in Section 6.13(d)) and (B) either without recourse to NFS and NCI or with recourse to NFS only in an amount which does not exceed 20% of the amount of the financing with respect to such NFS leases (exclusive of damages resulting from the gross negligence or willful misconduct of NFS or breach of representations or warranties by NFS), (iii) the advance rate on such NFS leases under such financing must be at least 80% of the total present value of the rental streams under such NFS leases and (iv) no Event of Default is continuing or would result therefrom; and

          (e)      sales or other transfers of (including the granting of security interests in) Norstan Canada Lease Accounts and related leases and equipment made by Norstan Canada in connection with the financing of Norstan Canada Lease Accounts (and related Norstan Canada leases), subject to the following conditions: (i) the terms of such financing are (A) without recourse to the Borrower (except as provided in Section 6.13(d)) and (B) either without recourse to Norstan Canada or with recourse to Norstan Canada only in an amount which does not exceed 30% of the amount of the financing with respect to such Norstan Canada leases (exclusive of damages resulting from the gross negligence or willful misconduct of Norstan Canada or breach of representations or warranties by Norstan Canada), (ii) the advance rate on such Norstan Canada leases under such financing must be at least 80% of the total present value of the rental streams under such Norstan Canada leases, (iii) the Net Proceeds of any such financing are applied pursuant to Section 2.6(c) and (iv) no Event of Default is continuing or would result therefrom.

          Upon the consummation of any transaction of the type specified in Sections 6.2(d) and (e) between NFS or Norstan Canada (as applicable) and a financial institution, the Agent will execute and deliver to such financial institution UCC-3 financing statements in form and substance reasonably acceptable to such financial institution to partially release its security interest in the property subject to such transaction, provided that the Agent shall have no obligation to deliver any such release if such delivery is not required pursuant to the Fleet Intercreditor Agreement, LaSalle Intercreditor Agreement or other intercreditor agreement applicable to such transaction.  The Borrower will furnish to the Agent not less than 10 days' written notice prior to the consummation of any transaction specified in Sections 6.2(d) and 6.2(e).

          Section 6.3  Plans.  The Borrower will not permit, and will not allow any Subsidiary to permit, any event to occur or condition to exist which would permit any Plan to terminate under any circumstances which would cause the Lien provided for in Section 4068 of ERISA to attach to any assets of the Borrower or any Subsidiary; and the Borrower will not permit the underfunded amount of Plan benefits guaranteed under Title IV of ERISA to exceed $100,000.

          Section 6.4  Change in Nature of Business.  The Borrower will not, and will not permit any Subsidiary to, make any material change in the nature of the business of the Borrower or such Subsidiary, as carried on at the date hereof, except for changes in business related to the communications and information technology industries.

          Section 6.5  Subsidiaries.  After the date of this Agreement, the Borrower will not, and will not permit any Subsidiary to, form or acquire any corporation or limited liability company which would thereby become a Subsidiary.

          Section 6.6  Negative Pledges; Subsidiary Restrictions.  The Borrower will not, and will not permit any Subsidiary to, enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Banks which would rohibit the Borrower or such Subsidiary from granting, or otherwise limit the ability of the Borrower or such Subsidiary to grant, to the Banks any Lien on any assets or properties of the Borrower or such Subsidiary (except as may be provided in any documents evidencing or securing Indebtedness incurred by NFS or Norstan Canada in connection with any financing of NFS Lease Accounts and Norstan Canada Lease Accounts (and related leases) permitted under Section 6.2, with respect to the NFS Lease Accounts and Norstan Canada Lease Accounts so financed and any related service arrangements).  The Borrower will not permit any Subsidiary to place or allow any restriction, directly or indirectly, on the ability of such Subsidiary to (a) pay dividends or any distributions on or with respect to such Subsidiary’s capital stock or (b) make loans or other cash payments to the Borrower.

          Section 6.7  Restricted Payments.  The Borrower will not make any Restricted Payments.

          Section 6.8  Capital Expenditures.  The Borrower will not, and will not permit any Subsidiary to, make Capital Expenditures in an amount exceeding, on a consolidated basis in the following amounts for the following period: (a) during the period from the Closing Date through January 31, 2001, $1,350,000, (b) during the period from February 1, 2001 through April 20, 2001, $1,350,000 and (c) during the period from May 1, 2001 through June 30, 2001, $1,350,000.

          Section 6.9  Subordinated Debt.  The Borrower will not, and will not permit any Subsidiary to, (a) make any scheduled payment of the principal of or interest on any Subordinated Debt which would be prohibited by the terms of such Subordinated Debt and any related subordination agreement; (b) directly or indirectly make any prepayment on or purchase, redeem or defease any Subordinated Debt or offer to do so (whether such prepayment, purchase or redemption, or offer with respect thereto, is voluntary or mandatory); (c) amend or cancel the subordination provisions applicable to any Subordinated Debt; (d) take or omit to take any action if as a result of such action or omission the subordination of such Subordinated Debt, or any part thereof, to the Obligations might be terminated, impaired or adversely affected; or (e) omit to give the Agent prompt notice of any notice received from any holder of Subordinated Debt, or any trustee therefor, or of any default under any agreement or instrument relating to any Subordinated Debt by reason whereof such Subordinated Debt might become or be declared to be due or payable.

          Section 6.10          Investments.  The Borrower will not, and will not permit any Subsidiary to, acquire for value, make, have or hold any Investments, except:

          (a)      Investments existing on the date of this Agreement;

          (b)      Travel advances to management personnel and employees in the ordinary course of business;

          (c)      Investments in readily marketable direct obligations issued or guaranteed by the United States or any agency thereof and supported by the full faith and credit of the United States;

          (d)      Certificates of deposit or bankers’ acceptances issued by any commercial bank organized under the laws of the United States or any State thereof which has (i) combined capital and surplus of at least $100,000,000, and (ii) a credit rating with respect to its unsecured indebtedness from a nationally recognized rating service that is satisfactory to the Agent;

          (e)      Commercial paper given the highest rating by a nationally recognized rating service;

          (f)       Repurchase agreements relating to securities issued or guaranteed as to principal and interest by the United States of America;

          (g)      Other readily marketable Investments in debt securities which are reasonably acceptable to the Majority Banks;

          (h)      Any existing Investment by the Borrower or any Subsidiary in the stock of any Subsidiary;

          (i)       Loans and advances by the Borrower in the ordinary course of business (i) to NFS that do not exceed at any one time an aggregate of (A) prior the consummation of any financing pursuant to Section 6.2(d) occurring after the Closing Date, $9,000,000 and (B) from and after the consummation of any financing pursuant to Section 6.2(d) occurring after the Closing Date, $8,000,000; and (ii) to Norstan Canada to finance lease account receivables that do not exceed at any one time an aggregate of $6,000,000; provided that, in each case, no Event of Default is then continuing or would result therefrom;

          (j)       Loans and advances by the Borrower to any Subsidiary (other than those specified in the forgoing paragraph (i)) made in the ordinary course of business to finance the normal operations of such Subsidiary, provided that no Event of Default is then continuing or would result therefrom;

          (k)      Indebtedness of any Subsidiary to the Borrower on account of unpaid dividends owed by that Subsidiary to the Borrower;

          (l)       Loans to officers and employees of the Borrower or any Subsidiary in the ordinary course of business (other than indebtedness of the kind described in the following paragraph (m)) not exceeding at any one time an aggregate amount of $1,350,000 as to the Borrower and all Subsidiaries combined;

          (m)       Indebtedness of employees to the Borrower arising under the Borrower’s employee personal computer purchase program in the ordinary course of business, so long as the aggregate amount of such Indebtedness outstanding at any one time does not exceed $50,000;

          (n)      Advances in the form of progress payments, prepaid rent or security deposits, each in the ordinary course of business;

          (o)      Investments comprised of leases of Inventory to, and outstanding contracts with, customers of the Borrower or any Subsidiary, each in the ordinary course of business;

          (p)      Such other investments of the Borrower exceeding $10,000 in market value for each such investment, as are in existence on the date hereof and listed in Schedule 6.10 hereto, but not any renewal or extension thereof (except for renewals or extensions of Investments reasonably determined by the Borrower to be not material in amount); and

          (q)      The Ericsson Acquisition, provided that each Bank has consented in writing in advance in its sole discretion to the form and substance of the Ericsson Acquisition Documents.

provided, however, that any Investments under clauses (c), (d), (e) or (f) above shall mature within one year of the acquisition thereof by the Borrower or a Subsidiary.

          Section 6.11          Indebtedness.  The Borrower will not, and will not permit any Subsidiary to, incur, create, issue, assume or suffer to exist any Indebtedness, except:

          (a)      The Obligations.

          (b)      Current Liabilities, other than for borrowed money, incurred in the ordinary course of business.

          (c)      Indebtedness existing on the date of this Agreement and disclosed on Schedule 6.11 hereto, but not including any extension or refinancing thereof.

          (d)      Indebtedness secured by Liens permitted under Section 6.12 hereof.

          (e)      Indebtedness of the Borrower under lines of credit for foreign exchange transactions and for wire transfers and daylight overdrafts.

          (f)       Indebtedness of NFS incurred in connection with any financing of NFS Lease Accounts permitted under Section 6.2(d).

          (g)      Indebtedness of Norstan Canada incurred in connection with any financing of Norstan Canada Lease Accounts permitted under Section 6.2(e).

          (h)      Indebtedness incurred by Norstan Canada for working capital which is secured by the Existing Letter of Credit; provided that the aggregate principal amount of such Indebtedness shall not exceed the aggregate face amount of the Existing Letter of Credit.

          (i)       Subordinated Indebtedness and renewals thereof.

          (j)       Contingent Obligations permitted under Section 6.13.

          (k)      Indebtedness of any Subsidiary to the Borrower permitted by Section 6.10.

          (l)       Indebtedness constituting seller financing incurred in connection with the Ericsson Acquisition, provided that each Bank has consented in writing in advance in its sole discretion to the form and substance of the Ericsson Acquisition Documents.

          Section 6.12          Liens.  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien, or enter into, or make any commitment to enter into, any arrangement for the acquisition of any property through conditional sale, lease-purchase or other title retention agreements, with respect to any property now owned or hereafter acquired by the Borrower or a Subsidiary, except:

          (a)      Liens existing on the date of this Agreement and disclosed on Schedule 6.12 hereto.

          (b)      Deposits or pledges to secure payment of workers’ compensation, unemployment insurance, old age pensions or other social security obligations, in the ordinary course of business of the Borrower or a Subsidiary.

          (c)      Liens for taxes, fees, assessments and governmental charges not delinquent or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.4.

          (d)      Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens arising in the ordinary course of business, for sums not due or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.4.

          (e)      Liens incurred or deposits or pledges made or given in connection with, or to secure payment of, indemnity, performance or other similar bonds.

          (f)       Encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property and landlord’s Liens under leases on the premises rented, which do not materially detract from the value of such property or impair the use thereof in the business of the Borrower or a Subsidiary.

          (g)      The interest of any lessor under any Capitalized Lease entered into after the Closing Date or purchase money Liens on property acquired after the Closing Date; provided, that, (i) the Indebtedness secured thereby is otherwise permitted by this Agreement and (ii) such Liens are limited to the property acquired and do not secure Indebtedness other than the related Capitalized Lease Obligations or the purchase price of such property.

          (h)      Purchase money mortgages, liens, or security interests (which term for purposes of this subsection shall include conditional sale agreements or other title retention agreements and leases in the nature of title retention agreements) upon or in property acquired after the date hereof, or mortgages, liens or security interests existing in such property at the time of acquisition thereof, or, in the case of any corporation which thereafter becomes a Subsidiary, mortgages, liens or security interests upon or in its property, existing at the time such corporation becomes a Subsidiary, provided that no such mortgage, lien or security interest extends or shall extend to or cover any property of the Borrower or any Subsidiary, as the case may be, other than the property then being acquired and fixed improvements then or thereafter erected thereon.

          (i)       Mortgages, liens, pledges and security interests created by any Subsidiary as security for Indebtedness owing to the Borrower or to another Subsidiary.

          (j)       Liens arising out of a judgment or judgments against the Borrower or any Subsidiary for the payment of money in an aggregate amount not exceeding $300,000 with respect to which an appeal is being prosecuted and a stay of execution pending such appeal has been secured.

          (k)      Liens against the NFS Lease Accounts, Norstan Canada Lease Accounts and related servicing arrangements securing any financing permitted under Sections 6.2(d) or 6.2(e).

          (l)       Purchase money liens granted by NCI to Ericsson, Inc. against inventory sold by Ericsson, Inc. or its affiliates to NCI, provided that each Bank has consented in writing in advance in its sole discretion to the form and substance of the Ericsson Acquisition Documents.

          Section 6.13          Contingent Obligations.  The Borrower will not, and will not permit any Subsidiary to, be or become liable on any Contingent Obligations except:

          (a)      Contingent Obligations existing on the date of this Agreement and described on Schedule 6.13 hereto; and;

          (b)      The Borrower’s guaranty of the indemnity obligations of NFS and Norstan Canada under any financing permitted to be incurred by NFS or Norstan Canada under Section 6.2 and which indemnity obligations relate to breaches of obligations, representations and warranties, failure to perfect security interests and breaches of administration or other services to be performed by NFS or Norstan Canada under any lease.

          Section 6.14          Transactions with Affiliates.  Except as expressly permitted by this Agreement, the Borrower will not, nor will it permit any of its Subsidiaries to, directly or indirectly:  (a) make any Investment in an Affiliate; (b) transfer, sell, lease, assign or otherwise dispose of any Property to an Affiliate if the aggregate book value of all properties transferred, sold, leased, assigned or otherwise disposed of at any time would exceed $100,000; (c) merge into or consolidate with or purchase or acquire Property from an Affiliate; or (d) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate); provided that (x) any Affiliate who is an individual may serve as a director, officer or employee of the Borrower or any of its Subsidiaries and receive reasonable compensation for his or her services in such capacity and (y) the Borrower and its Subsidiaries may enter into transactions (other than extensions of credit by the Borrower or any of its Subsidiaries to an Affiliate) providing for the leasing of Property, the rendering or receipt of services or the purchase or sale of inventory and other Property in the ordinary course of business if the monetary or business consideration arising therefrom would be substantially as advantageous to the Borrower and its Subsidiaries as the monetary or business consideration which would obtain in a comparable transaction with a Person not an Affiliate.

          Section 6.15          Intentionally Omitted.

          Section 6.16          Minimum EBITDA.  The Borrower will not permit EBITDA, as of the last day of the Borrower’s fiscal months ended on or about the following dates for such fiscal month, to be less than the following indicated amounts:

Fiscal Month Ended On or About	Minimum EBITDA
December 31, 2000	($250,000)
January 31, 2001	($150,000)
February 28, 2001	$2,195,000
March 31, 2001	$2,359,000
April 30, 2001	$2,095,000
May 31, 2001	$1,659,000
June 30, 2001	$1,685,000

          Section 6.17          [Reserved].

          Section 6.18          Adjusted Leverage Ratio.  The Borrower will not permit the Adjusted Leverage Ratio, as of the last day of the Borrower’s fiscal months ended on or about the following dates for such fiscal month, to be greater than the following indicated amounts:

Fiscal Month Ended On or About	Maximum Adjusted Leverage Ratio
December 31, 2000	12.1 to 1.0
January 31, 2001	14.0 to 1.0
February 28, 2001	13.7 to 1.0
March 31, 2001	13.2 to 1.0
April 30, 2001	12.9 to 1.0
May 31, 2001	12.9 to 1.0
June 30, 2001	13.0 to 1.0

          Section 6.19          Interest Coverage Ratio.  The Borrower will not permit the Interest Coverage Ratio, as of the last day of the Borrower’s fiscal months ended on or about the following dates for such fiscal month, to be less than the following indicated amounts:

Fiscal Month Ended On or About	Minimum Interest Coverage Ratio
December 31, 2000	(0.3) to 1.0
January 31, 2001	(0.3) to 1.0
February 28, 2001	3.9 to 1.0
March 31, 2001	3.6 to 1.0
April 30, 2001	4.2 to 1.0
May 31, 2001	3.5 to 1.0
June 30, 2001	2.8 to 1.0

          Section 6.20          Loan Proceeds.  The Borrower will not, and will not permit any Subsidiary to, use any part of the proceeds of any Loan directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (as defined in Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose or (b) for any purpose which entails a violation of, or which is inconsistent with, the provisions of Regulations G, U or X of the Board.

          Section 6.21          Ericsson Documents.  The Borrower will not default under any Ericsson Acquisition Document, nor agree to any amendment, modification, cancellation, or termination of any Ericsson Acquisition Document.

          Section 6.22          Inventory Value.  As of any date of determination, the Borrower will not, and will not permit any Subsidiary to, permit any Inventory of the Borrower or any Subsidiary having an aggregate value at cost in excess of 30% of the aggregate value at cost of all of the Inventory of the Borrower and the Subsidiaries to be stored at a location other than the Primary Distribution Facilities.

ARTICLE VII
EVENTS OF DEFAULT AND REMEDIES

          Section 7.1  Events of Default.  The occurrence of any one or more of the following events shall constitute an Event of Default:

          (a)      The Borrower shall fail to make when due, whether by acceleration or otherwise, any payment of principal of or interest on any Note or any other Obligation required to be made to the Agent or any Bank pursuant to this Agreement.

          (b)      Any representation or warranty made by or on behalf of the Borrower, any Subsidiary or any Guarantor in this Agreement or any other Loan Document or by or on behalf of the Borrower, any Subsidiary or any Guarantor in any certificate, statement, report or document herewith or hereafter furnished to any Bank or the Agent pursuant to this Agreement or any other Loan Document shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified.

          (c)      The Borrower shall fail to comply with Sections 2.17, 5.2, 5.3, 5.12, 5.13, 5.14 or 5.15 hereof, or any Section of Article VI hereof.

          (d)      The Borrower shall fail to comply with any other agreement, covenant, condition, provision or term contained in this Agreement (other than those hereinabove set forth in this Section 7.1) and such failure to comply shall continue for 30 calendar days after whichever of the following dates is the earliest:  (i) the date the Borrower gives notice of such failure to the Banks, (ii) the date the Borrower should have given notice of such failure to the Banks pursuant to Section 5.1, or (iii) the date the Agent or any Bank gives notice of such failure to the Borrower.

          (e)      The Borrower, any Subsidiary or any Guarantor shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of the Borrower, such Subsidiary or such Guarantor or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for the Borrower, a Subsidiary or a Guarantor or for a substantial part of the property thereof and shall not be discharged within 30 days, or the Borrower, any Subsidiary or a Guarantor shall make an assignment for the benefit of creditors.

          (f)       Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against the Borrower, a Subsidiary or any Guarantor, and, if instituted against the Borrower, a Subsidiary or any Guarantor, shall have been consented to or acquiesced in by the Borrower, such Subsidiary or such Guarantor, or shall remain undismissed for 30 days, or an order for relief shall have been entered against the Borrower, such Subsidiary or such Guarantor.

          (g)      Any dissolution or liquidation proceeding not permitted by Section 6.1 shall be instituted by or against the Borrower or a Subsidiary or any dissolution or liquidation proceeding shall be instituted by or against any Guarantor, and, if instituted against the Borrower, any Subsidiary or any Guarantor, shall be consented to or acquiesced in by the Borrower, such Subsidiary or such Guarantor or shall remain for 45 days undismissed.

          (h)      A judgment or judgments for the payment of money in excess of the sum of $300,000 in the aggregate shall be rendered against the Borrower or a Subsidiary and the Borrower or such Subsidiary shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof, prior to any execution on such judgment by such judgment creditor, within 30 days from the date of entry thereof, and within said period of 30 days, or such longer period during which execution of such judgment shall be stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal.

          (i)       The maturity of any material Indebtedness of the Borrower (other than Indebtedness under this Agreement and any Indebtedness existing on the Closing Date of NFS to Fleet) or a Subsidiary shall be accelerated by reason of default, or the Borrower or a Subsidiary shall fail to pay any such material Indebtedness when due (after the lapse of any applicable grace period) or, in the case of such Indebtedness payable on demand, when demanded (after the lapse of any applicable grace period), or any event shall occur or condition shall exist shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting the holder of any such Indebtedness or any trustee or other Person acting on behalf of such holder to cause, such material Indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor.  For purposes of this Section, Indebtedness of the Borrower or a Subsidiary shall be deemed “material” if it exceeds $1,000,000 as to any item of Indebtedness or in the aggregate for all items of Indebtedness with respect to which any of the events described in this Section 7.1(i) has occurred.

          (j)       Any execution or attachment shall be issued whereby any substantial part of the property of the Borrower or any Subsidiary shall be taken or attempted to be taken and the same shall not have been vacated or stayed within 30 days after the issuance thereof.

          (k)      Any Guarantor shall repudiate or purport to revoke its Guaranty, or any Guaranty for any reason shall cease to be in full force and effect as to the Guarantor executing and delivering the same or shall be judicially declared null and void as to such Guarantor.

          (l)       50% or more of any class of the capital stock of the Borrower shall come to be owned by a single Person, or by two or more Persons acting together in holding such stock for a common purpose.

          (m)     The Borrower shall cease to be the sole shareholder of the stock of any Guarantor.

          (n)      Any distribution agreement pursuant to which the Borrower or any Subsidiary sells, installs and/or services new private communications systems for Siemens is canceled or terminates and is not renewed; provided, however, that an Event of Default shall not exist under this Section 7.1(n) if and for so long as both the Borrower and Siemens are negotiating for a renewal of such distribution agreement in good faith and with reasonable diligence.

          (o)      Any Security Document shall, at any time, cease to be in full force and effect or shall be judicially declared null and void, or the validity or the enforceability thereof shall be contested by the Borrower or any Guarantor.

          (p)      Any default or event of default (however denominated) shall occur under any Security Document or any Warrant Document..

          (q)      The maturity of any Indebtedness existing on the date hereof of NFS to Fleet shall be accelerated by reason of default, or NFS shall fail to pay any such Indebtedness when due (after the lapse of any applicable grace period), or any event shall occur or condition shall exist (other than an event of default existing on the Closing Date arising due to any act or omission occurring on or prior to the Closing Date) shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of permitting the holder of any such Indebtedness to cause such Indebtedness to become due prior to its stated maturity, or the holder of such Indebtedness shall take any action (other than acceleration) to realize upon any collateral given as security therefor.

          Section 7.2  Remedies.  If (a) any Event of Default described in Sections 7.1(e), (f) or (g) shall occur with respect to the Borrower, the Revolving Commitments shall automatically terminate (except as provided in Section 2.2(b)) and the Notes and all other Obligations shall automatically become immediately due and payable, the Borrower shall without demand pay into the Holding Account an amount equal to the aggregate face amount of the Existing Letters of Credit; or (b) any other Event of Default shall occur and be continuing, then, upon receipt by the Agent of a request in writing from the Majority Banks, the Agent shall (i) declare the Revolving Commitments terminated, whereupon the Revolving Commitments shall terminate (except as provided in Section 2.2(b)), (ii) declare the outstanding unpaid principal balance of the Notes, the accrued and unpaid interest thereon and all other Obligations to be forthwith due and payable, whereupon the Notes, all accrued and unpaid interest thereon and all such Obligations shall immediately become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Notes to the contrary notwithstanding, (iii) demand that the Borrower pay into the Holding Account an amount equal to the aggregate face amount of the Existing Letters of Credit, whereupon the Borrower shall pay such amount, (v) exercise all rights and remedies under any of the Loan Documents, and (vi) enforce all rights and remedies under any applicable law.

          Section 7.3  Offset.  In addition to the remedies set forth in Section 7.2, upon the occurrence of any Event of Default and thereafter while the same be continuing, the Borrower hereby irrevocably authorizes each Bank to set off any Obligations owed to such Bank against all deposits and credits of the Borrower with, and any and all claims of the Borrower against, such Bank.  Such right shall exist whether or not such Bank shall have made any demand hereunder or under any other Loan Document, whether or not the Obligations, or any part thereof, or deposits and credits held for the account of the Borrower is or are matured or unmatured, and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to such Bank or the Banks.  Each Bank agrees that, as promptly as is reasonably possible after the exercise of any such setoff right, it shall notify the Borrower of its exercise of such setoff right; provided, however, that the failure of such Bank to provide such notice shall not affect the validity of the exercise of such setoff rights.  Nothing in this Agreement shall be deemed a waiver or prohibition of or restriction on any Bank to all rights of banker’s Lien, setoff and counterclaim available pursuant to law.

ARTICLE VIII
THE AGENT

          The following provisions shall govern the relationship of the Agent with the Banks.

          Section 8.1  Appointment and Authorization.  Each Bank appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such respective powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto.  Neither the Agent nor any of its directors, officers or employees shall be liable for any action taken or omitted to be taken by it under or in connection with the Loan Documents, except for its own gross negligence or willful misconduct.  The Agent shall act as an independent contractor in performing its obligations as Agent hereunder and nothing herein contained shall be deemed to create any fiduciary relationship among or between the Agent, the Borrower or the Banks.

          Section 8.2  Note Holders.  The Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with it, signed by such payee and in form satisfactory to the Agent.

          Section 8.3  Consultation With Counsel.  The Agent may consult with legal counsel selected by it with reasonable care and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

          Section 8.4  Loan Documents.  The Agent shall not be under a duty to examine or pass upon the validity, effectiveness, genuineness or value of any of the Loan Documents or any other instrument or document furnished pursuant thereto, and the Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

          Section 8.5  U.S. Bank and Affiliates.  With respect to its Revolving Commitment and the Loans made by it, U.S. Bank shall have the same rights and powers under the Loan Documents as any other Bank and may exercise the same as though it were not the Agent consistent with the terms thereof, and U.S. Bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower as if it were not the Agent.

          Section 8.6  Action by Agent.  Except as may otherwise be expressly stated in this Agreement, the Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, the Loan Documents.  The Agent shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks, and such instructions shall be binding upon all holders of Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to the Loan Documents or applicable law.  The Agent shall incur no liability under or in respect of any of the Loan Documents by acting upon any notice, consent, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties and to be consistent with the terms of this Agreement.

          Section 8.7  Credit Analysis.  Each Bank has made, and shall continue to make, its own independent investigation or evaluation of the operations, business, property and condition, financial and otherwise, of the Borrower in connection with entering into this Agreement and has made its own appraisal of the creditworthiness of the Borrower.  Except as explicitly provided herein, the Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect to such operations, business, property, condition or creditworthiness, whether such information comes into its possession on or before the first Event of Default or at any time thereafter.

          Section 8.8  Notices of Event of Default, Etc.  In the event that the Agent shall have acquired actual knowledge of any Event of Default or Default, the Agent shall promptly give notice thereof to the Banks.

          Section 8.9  Indemnification.  Each Bank agrees to indemnify the Agent, as Agent (to the extent not reimbursed by the Borrower), ratably according to such Bank’s share of the Aggregate Revolving Commitment Amounts from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on or incurred by the Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Agent under the Loan Documents, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct.  No payment by any Bank under this Section shall relieve the Borrower of any of its obligations under this Agreement.

          Section 8.10          Payments and Collections.  All funds received by the Agent in respect of any payments made by the Borrower on the Term A Notes shall be distributed forthwith by the Agent among the Banks, in like currency and funds as received, ratably according to each Bank's Term A Loan Percentage.  All funds received by the Agent in respect of any payments made by the Borrower on the Term B Notes shall be distributed forthwith by the Agent among the Banks, in the currency and funds as received, ratably according to each Bank's Term B Loan Percentage.  All funds received by the Agent in respect of any payments made by the Borrower on the Term C Notes shall be distributed forthwith by the Agent among the Banks, in the currency and funds as received, ratably according to each Bank's Term C Loan Percentage.    All funds received by the Agent in respect of (a) any payments made by the Borrower on the Revolving Notes, (b) any reimbursement payments made by the Borrower with respect to Unpaid Drawings that were funded by Unpaid Drawing Repayment Loans and/or participation payments made by the Banks under Section 2.7(b), and (c) any payments by the Bank of Revolving Commitment Fees, shall be distributed forthwith by the Agent among the Banks, in like currency and funds as received, ratably according to each Bank’s Revolving Outstandings Percentage.  All funds received by the Agent in respect of any payments made by the Borrower for Letter of Credit Fees shall be distributed forthwith by the Agent among the Banks, in like currency and funds as received, ratably according to each Bank’s Revolving Commitment.  After any Event of Default has occurred, all funds received by the Agent, whether as payments by the Borrower or as realization on collateral or on any Guaranties, shall (except as may otherwise be required by law) be distributed by the Agent in the following order:  (a) first to the Agent or any Bank who has incurred unreimbursed costs of collection with respect to any Obligations hereunder, ratably to the Agent and each Bank in the proportion that the costs incurred by the Agent or such Bank bear to the total of all such costs incurred by the Agent and all Banks; (b) next to the Agent for the account of the Banks (in accordance with their respective Revolving Percentages) for application on the Notes and Unpaid Drawings; (c) next to the Agent for the account of the Banks (in accordance with their respective Revolving Outstandings Percentages) for any unpaid Revolving Commitment Fees owing by the Borrower hereunder; (d) next to the Agent for the account of the Banks (in accordance with their respective Revolving Commitment Percentages) for any unpaid Letter of Credit Fees owing by the Borrower; and (e) last to the Agent to be held in the Holding Account to cover the Existing Letter of Credit.  The provisions of this Section 8.10 shall not apply to payments of the issuance, amendment, drawing and other fees and out-of-pocket expenses of U.S. Bank under Section 2.10, and the Agent Fee under Section 2.12, respectively.

          Section 8.11          Sharing of Payments.  If any Bank shall receive and retain any payment, voluntary or involuntary, whether by setoff, application of deposit balance or security, or otherwise, in respect of the Obligations owing to such Bank under this Agreement or the Notes in excess of such Bank’s share, as determined under this Agreement, of the Obligations then due and payable to the Banks under this Agreement, then such Bank shall purchase from the other Banks for cash and at face value and without recourse, such participation in the Notes held by such other Banks as shall be necessary to cause such excess payment to be shared ratably as aforesaid with such other Banks; provided, that if such excess payment or part thereof is thereafter recovered from such purchasing Bank, the related purchases from the other Banks shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest.  Subject to the participation purchase obligation above, each Bank agrees to exercise any and all rights of setoff, counterclaim or banker’s lien first fully against any Notes and participations therein held by such Bank, next to any other Indebtedness of the Borrower to such Bank arising under or pursuant to this Agreement and to any participations held by such Bank in Obligations of the Borrower arising under or pursuant to this Agreement, and only then to any other Obligations of the Borrower to such Bank.

          Section 8.12          Advice to Banks.  The Agent shall forward to the Banks copies of all notices, financial reports and other communications received hereunder from the Borrower by it as Agent, excluding, however, notices, reports and communications which by the terms hereof are to be furnished by the Borrower directly to each Bank.

          Section 8.13          Resignation.  If at any time U.S. Bank shall deem it advisable, in its sole discretion, it may submit to each of the Banks and the Borrower a written notification of its resignation as Agent under this Agreement, such resignation to be effective upon the appointment of a successor Agent, but in no event later than 30 days from the date of such notice.  Upon submission of such notice, the Majority Banks may appoint a successor Agent.

          Section 8.14          Defaulting Bank.

          (a)      Remedies Against a Defaulting Bank.  In addition to the rights and remedies that may be available to the Agent or the Borrower under this Agreement or applicable law, if at any time a Bank is a Defaulting Bank such Defaulting Bank's right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Agent or to be taken into account in the calculation of the Majority Banks, shall be suspended while such Bank remains a Defaulting Bank.  If a Bank is a Defaulting Bank because it has failed to make timely payment to the Agent of any amount required to be paid to the Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Agent or the Borrower may have under the immediately preceding provisions or otherwise, the Agent shall be entitled (i) to collect interest from such Defaulting Bank on such delinquent ayment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Bank under this Agreement or any other Loan Document until such defaulted payment and related interest has been paid in full and such default no longer exists and (iii) to bring an action or suit against such Defaulting Bank in a court of competent jurisdiction to recover the defaulted amount and any related interest.  Any amounts received by the Agent in respect of a Defaulting Bank's Loans shall not be paid to such Defaulting Bank and shall be held uninvested by the Agent and either applied against the purchase price of such Loans under the following subsection (b) or paid to such Defaulting Bank upon the default of such Defaulting Bank being cured.

          (b)      Purchase from Defaulting Bank.  Any Bank that is not a Defaulting Bank shall have the right, but not the obligation, in its sole discretion, to acquire all of a Defaulting Bank's Commitments.  If more than one Bank exercises such right, each such Bank shall have the right to acquire such proportion of such Defaulting Bank's Commitments on a pro rata basis.  Upon any such purchase, the Defaulting Bank's interest in its Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Bank shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser.  The purchase price for the Commitments of a Defaulting Bank shall be equal to the amount of the principal balance of the Loans outstanding and owed by the Borrower to the Defaulting Bank. The purchaser shall pay to the Defaulting Bank in Immediately Available Funds on the date of such purchase the principal of and accrued and unpaid interest and fees on the Loans made by such Defaulting Bank hereunder (it being understood that such accrued and unpaid interest and fees may be paid pro rata to the purchasing Bank and the Defaulting  Bank by the Agent at a subsequent date upon receipt of payment of such amounts from the Borrower).  Prior to payment of such purchase price to a Defaulting Bank, the Agent shall apply against such purchase price any amounts retained by the Agent pursuant to the last sentence of the immediately preceding subsection (a).  The Defaulting Bank shall be entitled to receive amounts owed to it by the Borrower under the Loan Documents which accrued prior to the date of the default by the Defaulting Bank, to the extent the same are received by the Agent from or on behalf of the Borrower.  There shall be no recourse against any Bank or the Agent for the payment of such sums except to the extent of the receipt of payments from any other party or in respect of the Loans.

ARTICLE IX
MISCELLANEOUS

          Section 9.1  Modifications.  Notwithstanding any provisions to the contrary herein, any term of this Agreement may be amended with the written consent of the Borrower; provided that no amendment, modification or waiver of any provision of this Agreement or any other Loan Document or consent to any departure therefrom by the Borrower or other party thereto shall in any event be effective unless the same shall be in writing and signed by the Majority Banks, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Notwithstanding the foregoing, no such amendment, modification, waiver or consent shall:

          (a)      Reduce the rate or extend the time of payment of interest thereon, or reduce the amount of the principal thereof, or modify any of the provisions of any Note with respect to the payment or repayment thereof, without the consent of the holder of each Note so affected; or

          (b)      Increase the amount or extend the time of any Revolving Commitment of any Bank, without the consent of such Bank; or

          (c)      Reduce the rate or extend the time of payment of any fee payable to a Bank, without the consent of the Bank affected; or

          (d)      Amend the definition of Majority Banks or otherwise reduce the percentage of the Banks required to approve or effectuate any such amendment, modification, waiver, or consent, without the consent of all the Banks; or

          (e)      Amend any of Sections 2 or any of the foregoing Sections 9.1 (a) through (d) or this Section 9.1 (e) without the consent of all the Banks; or

          (f)       Amend any provision of this Agreement relating to the Agent in its capacity as Agent without the consent of the Agent; or

          (g)      Amend any provision of this Agreement relating to the Existing Letter of Credit without the consent of U.S. Bank; or

          (h)      Release any Guarantor from its obligations under its Guaranty; or

          (i)       Except as may otherwise be expressly provided in any of the other Loan Documents, release any material portion of collateral securing all or any part of the Obligations without the consent of all the Banks.

          Section 9.2  Expenses.  Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to reimburse the Agent and each Bank upon demand for all reasonable out-of-pocket expenses paid or incurred by the Agent or such Bank (including filing and recording costs and fees and expenses of Dorsey & Whitney, counsel to the Agent and the fees and expenses of PriceWaterhouse Coopers, financial consultant to the Banks), in connection with the negotiation, preparation, approval, review, execution, delivery, amendment, modification and interpretation of this Agreement and the other Loan Documents and any commitment letters, letters of intent, financial analyses or term sheets relating thereto.  The Borrower shall also reimburse the Agent and, after the occurrence of an Event of Default, each Bank upon demand for all reasonable out-of-pocket expenses (including expenses of legal counsel) paid or incurred by the Agent or any Bank in connection with the collection and enforcement of this Agreement and any other Loan Document. The obligations of the Borrower under this Section shall survive any termination of this Agreement.

          Section 9.3  Waivers, etc.  No failure on the part of the Agent or the holder of a Revolving Note to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right.  The remedies herein and in the other Loan Documents provided are cumulative and not exclusive of any remedies provided by law.

          Section 9.4  Notices.  Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, telegram, telex, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing.  All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by telegram, telex or facsimile transmission, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; provided, however, that any notice to the Agent or any Bank under Article II hereof shall be deemed to have been given only when received by the Agent or such Bank.

          Section 9.5  Taxes.  The Borrower agrees to pay, and save the Agent and the Banks harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Agreement or the issuance of the Revolving Notes, which obligation of the Borrower shall survive the termination of this Agreement.

          Section 9.6  Successors and Assigns; Disposition of Loans; Transferees.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign its rights or delegate its obligations hereunder or under any other Borrower Loan Document without the prior written consent of all the Banks.  Each Bank may at any time, with the written consent of the Agent sell, assign, transfer, grant participations in, or otherwise dispose of equivalent pro rata portions of its Revolving Commitment, the Loans and/or Advances (each such interest so disposed of being herein called a “Transferred Interest”) to banks or other financial institutions (“Transferees”).  The Borrower agrees that each Transferee shall be entitled to the benefits of Sections 2.16 and 9.2 with respect to its Transferred Interest and that each Transferee may exercise any and all rights of banker’s Lien, setoff and counterclaim as if such Transferee were a direct lender to the Borrower.  If any Bank makes any assignment to a Transferee, then upon notice to the Borrower such Transferee, to the extent of such assignment (unless otherwise provided therein), shall become a “Bank” hereunder and shall have all the rights and obligations of such Bank hereunder and such Bank shall be released from its duties and obligations under this Agreement to the extent of such assignment.  Notwithstanding the sale by any Bank of any participation hereunder, no participant shall be deemed to be or have the rights and obligations of a Bank hereunder except that any participant shall have a right of setoff under Section 7.3 as if it were such Bank and the amount of its participation were owing directly to such participant by the Borrower.

          Section 9.7  Confidentiality of Information.  The Agent and each Bank shall use reasonable efforts to assure that information about the Borrower and its operations, affairs and financial condition, not generally disclosed to the public or to trade and other creditors, which is furnished to the Agent or such Bank pursuant to the provisions hereof is used only for the purposes of this Agreement and any other relationship between any Bank and the Borrower and shall not be divulged to any Person other than the Banks, their Affiliates and their respective officers, directors, employees and agents, except: (a) to their attorneys and accountants, (b) in connection with the enforcement of the rights of the Banks hereunder and under the Notes and the Guaranties or otherwise in connection with applicable litigation, (c) in connection with assignments and participations and the solicitation of prospective assignees and participants referred to in the immediately preceding Section, and (d) as may otherwise be  required or requested by any regulatory authority having jurisdiction over any Bank or by any applicable law, rule, regulation, judicial process or legal process, the opinion of such Bank’s counsel concerning the making of such disclosure to be binding on the parties hereto.  No Bank shall incur any liability to the Borrower by reason of any disclosure permitted by this Section 9.7.

          Section 9.8  Governing Law and Construction.  THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.  Whenever possible, each provision of this Agreement and the other Loan Documents and any other statement, instrument  or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto.

          Section 9.9  Consent to Jurisdiction.

  AT THE OPTION OF THE AGENT, THIS AGREEMENT AND THE OTHER BORROWER LOAN DOCUMENTS MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN HENNEPIN COUNTY, MINNESOTA; AND THE BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT.  IN THE EVENT THE BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE AGENT AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

          Section 9.10          Survival of Agreement.  All representations, warranties, covenants and agreement made by the Borrower herein or in the other Borrower Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be deemed to have been relied upon by the Banks and shall survive the making of the Revolving Loans by the Banks and the execution and delivery to the Banks by the Borrower of the Notes, regardless of any investigation made by or on behalf of the Banks, and shall continue in full force and effect as long as any Obligation is outstanding and unpaid and so long as the Revolving Commitments have not been terminated; provided, however, that the obligations of the Borrower under Section 9.2, 9.5 and 9.11 shall survive payment in full of the Obligations and the termination of the Revolving Commitments.

          Section 9.11          Indemnification.  The Borrower hereby agrees to defend, protect, indemnify and hold harmless the Agent and the Banks and their respective Affiliates and the directors, officers, employees, attorneys and agents of the Agent and the Banks and their respective Affiliates (each of the foregoing being an “Indemnitee” and all of the foregoing being collectively the “Indemnitees”) from and against any and all claims, actions, damages, liabilities, judgments, costs and expenses (including all reasonable fees and disbursements of counsel which may be incurred in the investigation or defense of any matter) imposed upon, incurred by or asserted against any Indemnitee, whether direct, indirect or consequential and whether based on any federal, state, local or foreign laws or regulations (including securities laws, environmental laws, commercial laws and regulations), under common law or on equitable cause, or on contract or otherwise:

          (a)      by reason of, relating to or in connection with the execution, delivery, performance or enforcement of any Loan Document, any commitments relating thereto, or any transaction contemplated by any Loan Document; or

          (b)      by reason of, relating to or in connection with any credit extended or used under the Loan Documents or any act done or omitted by any Person, or the exercise of any rights or remedies thereunder, including the acquisition of any collateral by the Banks by way of foreclosure of the Lien thereon, deed or bill of sale in lieu of such foreclosure or otherwise;

provided, however, that the Borrower shall not be liable to any Indemnitee for any portion of such claims, damages, liabilities and expenses resulting from such Indemnitee’s gross negligence or willful misconduct.  In the event this indemnity is unenforceable as a matter of law as to a particular matter or consequence referred to herein, it shall be enforceable to the full extent permitted by law.

          This indemnification applies, without limitation, to any act, omission, event or circumstance existing or occurring on or prior to the later of the Termination Date or the date of payment in full of the Obligations, including specifically Obligations arising under clause (b) of this Section.  The indemnification provisions set forth above shall be in addition to any liability the Borrower may otherwise have.  Without prejudice to the survival of any other obligation of the Borrower hereunder the indemnities and obligations of the Borrower contained in this Section shall survive the payment in full of the other Obligations.

          Section 9.12          Captions.  The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

          Section 9.13          Entire Agreement.  This Agreement and the other Borrower Loan Documents embody the entire agreement and understanding between the Borrower, the Agent and the Banks with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof.  Nothing contained in this Agreement or in any other Loan Document, expressed or implied, is intended to confer upon any Persons other than the parties hereto any rights, remedies, obligations or liabilities hereunder or thereunder.

          Section 9.14          Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

          Section 9.15          Borrower Acknowledgements.  The Borrower hereby acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement, the other Loan Documents, (b) neither the Agent nor any Bank has any fiduciary relationship to the Borrower, the relationship being solely that of debtor and creditor, (c) no joint venture exists between the Borrower and the Agent or any Bank, and (d) neither the Agent nor any Bank undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the business or operations of the Borrower and the Borrower shall rely entirely upon its own judgment with respect to its business, and any review, inspection or supervision of, or information supplied to, the Borrower by the Agent or any Bank is for the protection of the Banks and neither the Borrower nor any third party is entitled to rely thereon.

          Section 9.16          Effect of Existing Credit Agreement.  This Agreement amends and replaces in its entirety the Existing Credit Agreement, provided, that the obligations of the Borrower incurred under the Existing Credit Agreement shall continue under this Agreement, and shall not in any circumstance be terminated, extinguished or discharged hereby but shall hereafter be governed by the terms of this Agreement.

          Section 9.17          Reaffirmation of Security Documents.  The Borrower confirms to and agrees with the Banks and the Agent that (a) the Obligations are and continue to be secured by the security interest granted by the Borrower in favor of the Agent under the Security Documents to which it is a party, and all of the terms, conditions, provisions, agreements, requirements, promises, obligations, duties, covenants and representations of the Borrower under such documents and any and all other documents and agreements entered into with respect to the Obligations are incorporated herein by reference and are hereby ratified and affirmed in all respects by the Borrower and (b) each reference to the “Credit Agreement@ in each Security Document to which it is a party shall be deemed to be a reference to this Agreement, as the same may be amended, restated or modified from time to time.

          Section 9.18          General Release.  The  Borrower hereby releases and discharges the Agent and each Bank, and each of their officers, directors, employees, agents and attorneys, from any and all claims, actions and liabilities of any kind or nature that it or any one claiming through or under the Borrower ever had or may now have, whether now known or hereafter discovered, arising out of or in any way relating to:  (i) any lending relationship or loan commitment between the Agent, the Banks and the Borrower prior to the date of this Agreement; (ii) the Loan Documents and the Existing Credit Agreement; or (iii) the negotiations preceding the execution and delivery of this Agreement.

          Section 9.19          Events of Default under Existing Credit Agreement and Waiver.  Upon the Closing Date, each Bank and the Agent hereby waives all Defaults and Events of Defaults existing on the Closing Date (the “Existing Defaults”) under the Existing Credit Agreement.  The Bank’s and the Agent’s agreement to waive the Existing Defaults is limited to the express terms thereof, and nothing herein shall be deemed a waiver or forbearance by the Banks or the Agent of any other term, condition, representation or covenant applicable to the Borrower or any Guarantor under the Existing Credit Agreement or this Agreement and related loan documents (including but not limited to any Defaults or Events of Default that may occur from and after the Closing Date under this Agreement).  Neither any prior waivers or forbearance periods granted by the Agent and the Banks, nor the waivers by the Banks and the Agent set forth herein (x) shall constitute a waiver of or any agreement to forbear with respect to any Default or Event of Default (if any) under any Loan Document, other than the waiver provided herein with respect to the Existing Defaults under the Existing Credit Agreement, or (y) shall be, or be deemed to be, a course of action with respect thereto upon which the Borrower may rely in the future, and the Borrower hereby expressly waives any claim to such effect.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

NORSTAN, INC.

By: ___/s/ James C. Granger___________
Its:  ____President & CEO____________

Address:

5101 Shady Oak Road
Minnetonka, MN  55343
Attention:  Robert J. Vold

With copies to:

Mr. Clark Whitmore
Maslon Edelman Borman &Brand
3300 Norwest Center
Minneapolis, MN  55402

U.S.  BANK NATIONAL
ASSOCIATION,
as Agent and as a Bank

By: __/s/ David C. Larsen_____________
Its:  __Vice President_ ______________

Address:

U.S. Bank Place
601 Second Avenue South
Minneapolis, MN 55402-4302
Attention:  David Larsen
MPFP2516

HARRIS TRUST AND SAVINGS
BANK

By: ___/s/ Lawrence Mizera____________
Its:  _____Vice President________________

Address:

111 West Monroe Street

4th Floor East
Chicago, IL 60603
Attention:  Catherine C. Ciolek
Telecopier:  (312) 461-2591

M&I MARSHALL & ILSLEY
BANK

By: __/s/ John W. Howard_____________
Its:  ____V.P.________________________

By: __/s/ Doug Pudvah_______________
Its:  ____V. P._______________________

 Address for Notices:

4135 Multifoods Tower
33 South Sixth Street
Minneapolis, MN  55402
Attention:  John (Chip) Howard
Telecopier:  (612) 332-6745

WELLS FARGO BANK MINNESOTA,
NATIONAL ASSOCIATION

By: ____/s/ William J. Kennedy________
Its:  ____Vice President _______________

Address:

MAC N9314-050

730 Second Avenue South, #500

Minneapolis, MN  55479
Attention: William J. Kennedy
Telecopier:  (612) 667-1054